Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
TECHPRINT HOLDINGS, LLC,
TECHPRINT MERGER SUB, INC.,
and
ARC DOCUMENT SOLUTIONS, INC.
Dated as of August 27, 2024

TABLE OF CONTENTS

1.1    The Merger    2
1.2    Closing    2
1.3    Effective Time    3
1.4    Intended Tax Treatment    3
ARTICLE II Certificate of Incorporation and Bylaws of the Surviving Corporation    3
2.1    Certificate of Incorporation of the Surviving Corporation    3
2.2    Bylaws of the Surviving Corporation    3
ARTICLE III Directors and Officers of the Surviving Corporation    3
3.1    Directors of the Surviving Corporation    3
3.2    Officers of the Surviving Corporation    3
ARTICLE IV Effect of the Merger on Capital Stock; Exchange of Share Certificates    4
4.1    Effect on Capital Stock    4
4.2    Exchange of Share Certificates.    5
4.3    Treatment of Company Equity Awards.    8
4.4    Company ESPP    9
4.5    Adjustments to Prevent Dilution    9
ARTICLE V Representations and Warranties    9
5.1    Representations and Warranties of the Company    10
5.2    Representations and Warranties of Parent and Merger Sub    21
ARTICLE VI Covenants    25
6.1    Interim Operations.    25
6.2    Acquisition Proposals; Change of Recommendation.    29
6.3    Proxy Statement Filing; Schedule 13E-3 Filing; Information Supplied.    33
6.4    Company Stockholders Meeting.    35
6.5    Efforts; Cooperation; Antitrust Matters.    35
6.6    Information; Access and Reports.    37
6.7    Stock Exchange Delisting    37
6.8    Publicity    37
6.9    Notice of Certain Events    37
6.10    Expenses    38
6.11    Indemnification; Directors’ and Officers’ Insurance.    38
6.12    Stockholder Litigation    40
6.13    Financing.    40
6.14    Financing Cooperation.    42
6.15    Other Actions by the Company.    44
6.16    Obligations of Parent.    44
6.17    Tax Matters.    44
6.18    July Dividend.    45
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6.19    Special Committee    45
6.20    Actions Taken at Direction of Parent or Merger Sub    45
ARTICLE VII Conditions    45
7.1    Conditions to Each Party’s Obligation to Effect the Merger    45
7.2    Conditions to Obligations of Parent and Merger Sub    45
7.3    Conditions to Obligation of the Company    46
7.4    Frustration of Closing Conditions.    47
ARTICLE VIII Termination    47
8.1    Termination    47
8.2    Effect of Termination and Abandonment.    48
ARTICLE IX Miscellaneous and General    50
9.1    Survival    50
9.2    Modification or Amendment    50
9.3    Waiver    50
9.4    Counterparts    51
9.5    Governing Law and Venue; Waiver of Jury Trial; Specific Performance.    51
9.6    Notices    53
9.7    Entire Agreement.    54
9.8    No Third-Party Beneficiaries    54
9.9    Obligations of Parent and of the Company    55
9.10    Definitions    55
9.11    Severability    55
9.12    Interpretation; Construction.    55
9.13    Successors and Assigns    56
9.14    No Recourse    56

Annex A    Defined Terms    A-1

Exhibit A    Form of Voting Agreement
Exhibit B    Form of Guarantee
Exhibit C    Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit D    Form of Rollover Agreement

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 27, 2024, is by and among TechPrint Holdings, LLC, a Delaware limited liability company (“Parent”), TechPrint Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and ARC Document Solutions, Inc., a Delaware corporation (the “Company”). Parent, the Company, and Merger Sub are referred to herein as the “Parties” and each, a “Party.”
RECITALS
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”), Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and a wholly-owned Subsidiary of Parent;
WHEREAS, the manager of Parent has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby, (iii) resolved to submit this Agreement to the sole stockholder of Merger Sub for its adoption and (iv) resolved to recommend that the sole stockholder of Merger Sub approve the adoption of this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) established a special committee (the “Special Committee”), consisting solely of independent members of the Company Board not affiliated with Parent or its Affiliates to, among other things, evaluate, examine and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Company Board as to whether the Company should enter into this Agreement;
WHEREAS, the Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders (other than the Rollover Stockholders), (ii) determined that it is advisable and in the best interests of the Company and its stockholders (other than the Rollover Stockholders) to enter into this Agreement and (iii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the Company Board (acting on the recommendation of the Special Committee) has by unanimous vote of the Non-Recused Directors (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders (other than the Rollover Stockholders), (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and, subject to the receipt of the Company Stockholder Approval, the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (iv) resolved to recommend that the stockholders of the Company vote to approve the adoption of this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement, and (v) directed that this Agreement be submitted to the Company’s stockholders for its adoption;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Rollover Stockholders, constituting the beneficial owners of Shares representing, in the aggregate, 19.6% of the issued and outstanding Shares of the Company as of the date hereof, are entering into a voting agreement with Parent and the Company, substantially in the form attached hereto and incorporated herein by reference as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, the Rollover Stockholders agree to vote their respective shares of the Company’s common stock, par value $0.001 per share, in favor of the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement a limited guarantee, substantially in the form attached hereto and incorporated herein by reference as Exhibit B (the “Guarantee”) from Kumarakulasingam Suriyakumar (the “Guarantor”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement;
WHEREAS, as a further condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered the Commitment Letters to the Company concurrently with the execution of this Agreement, pursuant to which the Lenders and Equity Investors have agreed, subject to the terms and conditions thereof, to lend and invest in Parent in amounts sufficient to permit Parent and Merger Sub to perform all of their respective obligations under this Agreement and to consummate the Merger and the transactions to be consummated by them;
WHEREAS, for U.S. federal income Tax purposes, it is intended that, taken together, the Merger and any other transactions contemplated by this Agreement qualify as an exchange under Section 351 of the Code; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
Article I

The Merger; Closing; Effective Time
I.1The Merger
. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

I.2Closing
. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of K&L Gates LLP, 300 S. Tryon St. Suite 1000, Charlotte, NC 28202 (or at the request of either Party, by means of a virtual Closing through electronic exchange of documents and signatures), on or about 6:00 a.m. (Pacific time) on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date.”
I.3Effective Time
. At the Closing, the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and acknowledged and filed with the Secretary of State of the State of Delaware as provided in the relevant provisions of the DGCL. The Merger shall become effective at the time (the “Effective Time”) when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger.
I.4Intended Tax Treatment
. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, it is intended that, taken together, the Merger and any other transactions contemplated by this Agreement qualify as an exchange under Section 351 of the Code (the “Intended Tax Treatment”) and this Agreement is intended to constitute and is hereby adopted as an integrated plan of formation and combination among various constituent Parties pursuant to Section 351 of the Code and the Treasury Regulations thereunder.
Article II

Certificate of Incorporation and Bylaws
of the Surviving Corporation
II.1Certificate of Incorporation of the Surviving Corporation
. The Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended to read in its entirely as set forth on Exhibit C attached hereto and incorporated herein by reference and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.
II.2Bylaws of the Surviving Corporation
. The Company shall take all actions necessary so that, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name and such other provisions shall be modified as necessary to reflect the requirements of Section 6.11, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

Article III

Directors and Officers of the Surviving Corporation
III.1Directors of the Surviving Corporation
. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.
III.2Officers of the Surviving Corporation
. The Parties shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.
Article IV

Effect of the Merger on Capital Stock;
Exchange of Share Certificates
IV.1Effect on Capital Stock
. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or holders of any capital stock of the Company or any other Person:
(a)Merger Consideration. Each share of common stock, par value $0.001 per share, of the Company (a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares issued and outstanding immediately prior to the Effective Time that are to be cancelled or converted in accordance with Section 4.1(b) or Section 4.1(c) (including Rollover Shares) and any Dissenting Shares (collectively, the “Excluded Shares”)) shall automatically be converted into the right to receive $3.40 in cash, without interest (the “Merger Consideration”). At the Effective Time, each Share converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any such Share (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, each uncertificated Share represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest.
(b)Cancellation of Certain Shares. Any Share that is owned by the Company and not held on behalf of third parties and any Share owned by Merger Sub, in each case, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder of such Shares, automatically be retired, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.
(c)Treatment of Shares Held by Parent and Rollover Shares. Other than the Rollover Shares, each Share issued and outstanding immediately prior to or at the Effective Time that is owned by Parent shall, by virtue of the Merger and without any action on the part of the holder of such Share, automatically be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). The Rollover Shares shall not be converted into the right to receive the Merger Consideration pursuant to Section 4.1(a) and shall instead, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, be converted into one validly issued, fully paid and non-assessable share of Surviving Corporation Common Stock.
(d)Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such share, be converted into one validly issued, fully paid and non-assessable share of Surviving Corporation Common Stock.
IV.2Exchange of Share Certificates.
(a)Appointment of Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company, with the Special Committee’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement in form and substance reasonably acceptable to the Special Committee relating to the Paying Agent’s responsibilities with respect to this Agreement.
(b)Deposit of Merger Consideration. As soon as possible following the Effective Time and in any event on the Closing Date, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares and Company Equity Awards) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent. Any such investment, if made, shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Parent shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of the aggregate Merger Consideration in accordance with this Agreement. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of a Share to receive the Merger Consideration as provided herein. Payments to holders in respect of each Company Option and Company RSA (collectively, the “Company Equity Awards”) shall be paid pursuant to Section 4.3. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.
(c)Procedures for Surrender.
(i)As promptly as practicable after the Effective Time (and in any event not later than the third (3rd) Business Day following the Closing Date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) as of immediately prior to the Effective Time and which, at the Effective Time, were converted into the right to receive the Merger Consideration pursuant to Section 4.1(a), (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) to the Paying Agent, such materials to be in customary form and have such customary provisions as Parent and the Special Committee mutually reasonably agree (the “Letter of Transmittal”), and (B) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement, such instructions to be in a form as Parent and the Special Committee mutually reasonably agree.
(ii)With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares (other than Excluded Shares) held of record by DTC or its nominees as of immediately prior to the Effective Time in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.
(iii)Upon surrender to the Paying Agent of (A) Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, (B) Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.2(c)(iii), pursuant to such materials and instructions as contemplated by Section 4.2(c)(i), and (C) Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(c)(ii), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).
(iv)No interest will be paid or accrued on any amount payable upon surrender of any Share converted into the right to receive the Merger Consideration.
(v)In the event of a transfer of ownership of a Share converted into the right to receive the Merger Consideration that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificate formerly representing such Share may be issued to such transferee if the Share Certificate formerly representing such Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
(vi)Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed Letter of Transmittal to the Paying Agent to receive the aggregate Merger Consideration that such holder is entitled to receive pursuant to this Article IV.

(d)Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.
(e)Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one (1) year anniversary of the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the aggregate Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) to which such holder is entitled upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall, to the fullest extent permitted by Law, be liable to any former holder of Shares (other than Excluded Shares) for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f)Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Merger Consideration.
(g)Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted at the Effective Time into or represent the right to receive the Merger Consideration pursuant to Section 4.1(a), and, instead and in lieu thereof, each holder of a Dissenting Share shall only be entitled to receive payment of the fair value of such Dissenting Share in accordance with the provisions of Section 262 of the DGCL, unless and until any such holder fails to perfect, waives or effectively withdraws or otherwise loses their rights to appraisal and payment under the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and shall cease to exist and any holder of a Dissenting Share will cease to have any rights with respect thereto except those rights provided under Section 262 of the DGCL. If, after the Effective Time, a holder of a Dissenting Share fails to perfect, waives, effectively withdraws, or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the appraisal rights provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Share shall cease and such Dissenting Share shall thereupon be deemed to have been cancelled and converted as of the Effective Time into, the right to receive the Merger Consideration, without any interest thereon, upon surrender of such Share in accordance with

Section 4.1(c) and shall not thereafter be deemed to be a Dissenting Share. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the Company shall give Parent written notice of any written demands for appraisal of Shares promptly after receipt by the Company, as well as copies of any instruments, notices, documents or demands received by, delivered to, or served on the Company in accordance with Section 262 of the DGCL (including any withdrawals or attempted withdrawals of any such demand for appraisal), and Parent and the Company shall jointly participate in all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment or deliver any consideration with respect to any demands for appraisal, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or approve any withdrawal of any such demands (or otherwise agree to do any of the foregoing).
(h)Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent and any other applicable withholding agent, as applicable, shall, to the fullest extent permitted by Law, be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or any other applicable provision of federal, state, local or foreign Tax Law; provided that Parent shall consult with the Company in good faith prior to withholding any amounts payable to any stockholder of the Company hereunder other than in connection with a Company Equity Award or other compensatory payments. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties acknowledge that Tax withholding for payments covered by Section 4.3(a)(iii) and Section 4.3(b) will be carried out on a “cashless” basis.
IV.3Treatment of Company Equity Awards.
(a)Treatment of Company Options.
(i)Out-of-the-Money Company Options. At the Effective Time, each outstanding and unexercised option to purchase one or more Shares (each, a “Company Option”), whether vested or unvested, that has an exercise price per Share that is equal to or greater than the Merger Consideration shall, by virtue of the Merger and without further action on the part of the holder thereof, be cancelled without the payment of consideration.
(ii)In-the-Money Company Options Not Held by Rollover Stockholders. At the Effective Time, each Company Option, whether vested or unvested, that is (i) not held by a Rollover Stockholder, and (ii) has an exercise price per Share that is less than the Merger Consideration, shall, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or any holder of any Shares or Company Options, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the Merger Consideration exceeds the exercise price per Share of such Company Option and (ii) the aggregate number of Shares remaining issuable upon exercise of such Company Option (such amount in cash, the “Option Spread”), less applicable Taxes and authorized deductions. Parent shall cause the Surviving Corporation to make the payments contemplated by this Section 4.3(a), through the Surviving Corporation’s payroll system, as promptly as practicable following the Effective Time (and in no event later than ten (10) Business Days following the Effective Time).
(iii)In-the-Money Company Options Held by Rollover Stockholders. Immediately prior to the Effective Time, each Company Option, whether vested or unvested, that is (i) held by a Rollover Stockholder, and (ii) has an exercise price per Share that is less than the Merger Consideration (a “Rollover Company Option”), shall, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or any holder of any Share or Company Option, be cancelled and converted into the right to receive a number of shares of Surviving Corporation Common Stock equal to the quotient of (i) the applicable Option Spread for such Rollover Company Option, less applicable Taxes and authorized deductions, divided by (ii) the Merger Consideration, rounded down to the nearest whole share. Any shares of Surviving Corporation Common Stock issuable pursuant to this Section 4.3(a)(iii) shall be issued promptly after the Effective Time.
(b)Treatment of Company RSAs.
(i)Treatment of Company RSAs Held by Rollover Stockholders. Immediately prior to the Effective Time, each restricted stock award granted under any Company Stock Plan (each, a “Company RSA” and each Share covered thereby, an “Unvested Share”) and held by a Rollover Stockholder shall, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or any holder of any Share or Unvested Share, be cancelled and converted into the right to receive a number of shares of Surviving Corporation Common Stock equal to the quotient of (i) the number of Unvested Shares covered thereby multiplied by the Merger Consideration, less applicable Taxes and authorized deductions, divided by (ii) the Merger Consideration, rounded down to the nearest whole share. Any shares of Surviving Corporation Common Stock issuable pursuant to this Section 4.3(b)(i) shall be issued promptly after the Effective Time.
(ii)Treatment of Company RSAs not held by Rollover Stockholders. Immediately prior to the Effective Time, each Company RSA not held by a Rollover Stockholder shall, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or any holder of any Share or Unvested Share, be cancelled and converted into the right to receive a cash payment equal to the product of (i) the number of Unvested Shares covered thereby multiplied by (ii) the Merger Consideration, less applicable Taxes and authorized deductions. Parent shall cause the Surviving Corporation to make the payments contemplated by this Section 4.3(b)(ii), through the Surviving Corporation’s payroll system, as promptly as practicable following the Effective Time (and in no event later than ten (10) Business Days following the Effective Time).
(c)Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any other actions that are necessary or appropriate to effectuate the treatment of the Company Equity Awards pursuant to Sections 4.3(a) and 4.3(b). The Surviving Corporation shall pay through its payroll systems the amounts due pursuant to Section 4.3(a).
IV.4Company ESPP
. As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any “Purchase Period” (as defined in the Company ESPP) in effect as of the date of this Agreement (the “Current ESPP Purchase Period”), no employee who is not a participant in the Company ESPP as of the date of this

Agreement may become a participant in the Company ESPP and no participant in the Company ESPP may increase the percentage amount of such participant’s payroll deduction election form then in effect on the date of this Agreement for such Current ESPP Purchase Period, (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time, (iii) if all such Current ESPP Purchase Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended, (iv) no new Purchase Period shall commence under the Company ESPP prior to the termination of this Agreement and (v) if any Purchase Period would otherwise still be in effect as of less than five (5) Business Days prior to the Closing Date, then the last day of such Current ESPP Purchase Period shall be accelerated to the fifth (5th) Business Day prior to the Closing Date and the final settlement or purchase of Shares thereunder shall be made on that Business Day.  The Company shall provide all required notices of the foregoing to the participants in the Company ESPP in accordance with the Company ESPP.
IV.5Adjustments to Prevent Dilution
. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.5 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.
Article V

Representations and Warranties
V.1Representations and Warranties of the Company
. Except as set forth in the Company Reports filed by the Company with the SEC (excluding any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section to the extent they are forward-looking in nature) or in the disclosure schedule delivered to Parent and Merger Sub by the Company in connection with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:
(a)Organization, Good Standing and Qualification; Charter Documents.

(i)The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly incorporated or formed (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of incorporation or formation (as applicable) and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company and each of its Subsidiaries is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or such Subsidiary.
(ii) The Company has made available to Parent true, correct and complete copies of the certificate of incorporation (including any certificates of designation), certificate of formation, bylaws, limited liability company agreement, limited partnership agreement, or similar organizational documents (together the “Organizational Documents”) of the Company and each of its Subsidiaries, in each case, as in effect as of the date hereof. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.
(b)Capital Structure.
(i)The authorized capital stock of the Company consists of (A) 150,000,000 Shares and (B) 25,000,000 shares of preferred stock, par value $0.001 per share. As of August 22, 2024, (1) 43,249,749 Shares are issued and outstanding, and (2) no shares of preferred stock of the Company are issued and outstanding. As of August 22, 2024, 6,525,345 Shares were subject to outstanding Company Options (assuming all Company Options are exercisable in full), 721,245 Shares were subject to Company RSAs solely subject to time-based vesting, and 230,259 Shares were reserved for issuance pursuant to the Company ESPP. Except as set forth in this Section 5.1(b), set forth on Section 5.1(b)(i) of the Company Disclosure Schedule and for the equity interests that may be granted or issued by the Company following the date of this Agreement pursuant to Section 6.1(b) or Section 6.1(b) of the Company Disclosure Schedule, the Company has no other equity interests authorized, issued and/or outstanding. Section 5.1(b)(i) of the Company Disclosure Schedule contains, as of August 22, 2024, a complete and accurate list of outstanding Company Equity Awards, including, as applicable, the exercise price, the name of each holder of the awards, the grant dates for such awards, the number of Shares subject to such awards as of August 22, 2024, and the vesting schedule.
(ii)All of the outstanding Shares have been duly authorized and validly issued in accordance with the Company’s Organizational Documents, as applicable, and are, or will be when issued, fully paid and nonassessable and have not been, or will not be when issued, issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding equity interests in each of the Company’s Subsidiaries are authorized and validly issued in accordance with the respective Organizational Documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ Organizational Documents) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. Except as otherwise provided in Section 5.1(b)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, the Company owns, directly or indirectly, all of the outstanding equity interests in each of its Subsidiaries free and clear of all Liens other than (A) transfer restrictions imposed by federal, state or foreign securities Laws and (B) any transfer restrictions contained in the Organizational Documents of the Company or its Subsidiaries.
(iii)Except as set forth in the Organizational Documents of the Company or the relevant Subsidiary of the Company, as applicable, and except as otherwise provided in Section 5.1(b)(i), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any equity interests, securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests or other securities of the Company or any of its Subsidiaries, and no securities, agreements or obligations evidencing such rights are authorized, issued or outstanding.
(iv)Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote), together with the holders of equity interests in the Company or any of its Subsidiaries on any matter.
(v)Except for the Voting Agreement, the Company is not a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement relating to any voting or equity interests in the Company.
(vi)Section 5.1(b)(vi) of the Company Disclosure Schedule sets forth as of the date of this Agreement (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation (as applicable) of each such Subsidiary, as well as the ownership interest and number and type of capital stock or other securities owned by any other Person in each such Subsidiary, and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, together with the jurisdiction of incorporation or formation (as applicable) of each such Person. None of the Company’s Subsidiaries own any Shares.
(c)Corporate Authority; Approval and Fairness.
(i)The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to obtainment of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
(ii)The Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders (other than the Rollover Stockholders), (B) determined that it is advisable and in the best interests of the Company and its stockholders (other than the Rollover Stockholders) to enter into this Agreement and (C) recommended that the Company

Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger.
(iii)The Company Board (acting on the recommendation of the Special Committee) has by unanimous vote of the Non-Recused Directors (A) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders (other than the Rollover Stockholders), (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (C) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and, subject to the receipt of the Company Stockholder Approval, the consummation of the Merger and any other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (D) resolved to recommend that the stockholders of the Company vote to approve the adoption of this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement (collectively, the “Company Recommendation”) and (E) directed that this Agreement be submitted to the Company’s stockholders for its adoption. The Company Stockholder Approval is the only vote of the holders of any Shares or other securities of the Company necessary to adopt this Agreement and to consummate the Merger.
(d)Governmental Filings; No Violations.
(i)The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign or other government; (B) governmental or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (C) self-regulatory organization (including the NYSE); or (D) arbitral tribunal (each of the foregoing in clauses (A) through (D), a “Governmental Authority”) other than (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (2) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), or the Antitrust Laws of any Governmental Authority (3) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (4) compliance with any applicable rules of the NYSE and (5) where failure to obtain such authorization or take any such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii)The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company or its Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in a violation or breach of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (C) except as set forth on Section 5.1(d)(ii) of the Company Disclosure Schedule and assuming compliance with the matters referred to in Section 5.1(d)(i), require any consent by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”), binding upon the Company or any of its Subsidiaries or any Company Permit necessary to conduct the business of the Company, or (D) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (B), (C) and (D) above, any such violation, breach, conflict, default, termination, acceleration, cancellation, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)Company Reports; Financial Statements; Internal Controls.
(i)The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since January 1, 2024 (the forms, statements, certifications, reports and documents filed or furnished to the SEC since January 1, 2024 and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters with respect to Company Reports received by the Company from the SEC staff.
(ii)The Company has designed and maintains, and at all times since January 1, 2024 has maintained, a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any Fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2024, any material change in internal control over financial reporting required to be disclosed in any Company Report has been so disclosed.

(iii)The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income, equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.
(f)Liabilities. There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than obligations or liabilities (i) disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the quarterly period ended June 30, 2024 (including any notes thereto); (ii) arising in connection with the transactions contemplated by this Agreement; (iii) incurred in the ordinary course of business since June 30, 2024 (none of which results from or was caused by a breach of any Contract, breach of warranty, tort, infringement or violations of Law by the Company or any of its Subsidiaries); or (iv) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)Absence of Certain Changes.
(i)Since January 1, 2024, the Company and its Subsidiaries have, except in connection with the Company’s consideration of strategic alternatives, this Agreement and the transactions contemplated hereby, conducted their businesses in all material respects in the ordinary course of business.
(ii)Since January 1, 2024, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened (in writing) civil, criminal or administrative actions, suits, claims, hearings, audits, complaints, arbitrations, investigations or proceedings (each, an “Action”) before any Governmental Authority to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, none of the Company or any Subsidiary is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (an “Order”) or corporate integrity agreement or deferred prosecution agreement regarding non-compliance with any Law, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(i)Employee Benefits.
(i)Section 5.1(i)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material Benefit Plans. For purposes of this Agreement, “Benefit Plans” means all compensatory arrangements (including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employment, consulting (to the extent related to a natural person), retirement, termination or change in control agreements, supplemental retirement, profit sharing, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock-based incentive, bonus, insurance, medical, welfare, fringe or other plans, contracts, policies or arrangements providing for benefits or remuneration of any kind), in each case with respect to which the Company has or may reasonably be expected to have any liability. With respect to each material Benefit Plan listed on Section 5.1(i)(i) of the Company Disclosure Schedule, the Company has provided or made available to Parent, to the extent requested and applicable, true and complete copies of (A) the plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (B) any related trust agreements, insurance contracts or other funding arrangements, (C) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, if any, (D) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, and (E) the most recent summary plan description, if any, required under ERISA with respect thereto.
(ii)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Benefit Plans have been administered and operated in compliance with ERISA, the Code and other applicable Laws.
(iii)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Authority by, on behalf of or against any Benefit Plan, other than routine claims for benefits.
(iv)Neither the Company nor any of its Subsidiaries has any liability in respect of any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(v)Neither the execution of this Agreement nor the consummation of the Merger, whether alone or in combination with another event, except as required by Law or as expressly provided for in this Agreement, will (A) entitle any employees of the Company or any of its Subsidiaries to material severance pay or any material increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable or result in any other material obligation pursuant to any of the Benefit Plans, or (C) result in material payments under any of the Benefit Plans that would not be deductible under Section 280G of the Code.
(j)Compliance with Laws; Company Permits.

(i)Compliance with Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since January 1, 2024, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with applicable federal, state, local, or foreign laws, statutes, codes, treaties and ordinances, and any rules, regulations, judgments, Orders, writs, injunctions, or decrees, of any Governmental Authority (collectively, “Laws”) in all material respects and (B) since January 1, 2024, the Company has not received any written notice or written communication from any Governmental Authority that it is under investigation by any Governmental Authority for potential non-compliance with any Law.
(ii)Permits. Other than with respect to Company Permits (as defined herein) issued pursuant to or required under Environmental Laws, and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority (the “Company Permits”) necessary for the Company and its Subsidiaries to use, own, and operate their businesses as currently conducted, and such Company Permits are in all material respects in full force and effect.
(k)Material Contracts.
(i)Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports or as set forth in Section 5.1(k)(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act (such Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, being hereinafter referred to as a “Material Contract”)).
(i)As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, no other party thereto, is (or with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract or (C) accelerate any payment owed by the Company and its Subsidiaries to a third party.
(l)Real Property.
(i)Leased Real Property. Set forth on Section 5.1(l)(i) of the Company Disclosure Schedule is a true, correct and complete list of all Real Property Leases requiring an annual payment in excess of $500,000. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (B) there exists no default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; and (C) the Company or its applicable Subsidiary has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.
(ii)Owned Real Property. A true, correct and complete list, in all material respects, of all real property owned by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Owned Real Property”) is disclosed in Section 5.1(l)(ii) of the Company Disclosure Schedule. As of the date hereof, except as would not have a Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title to all of the Owned Real Property, free and clear of Liens, other than Permitted Liens, (ii) there are no existing, pending, or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any Owned Real Property, (iii) except for Permitted Liens or as disclosed in Section 5.1(l)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged or deeded in trust any interest in any of the Owned Real Properties, and (iv) either the Company or one of its Subsidiaries is in possession of the Owned Real Property and neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof.
(m)Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(c), and of the Rollover Stockholders made in the Voting Agreement, the Company Board has taken all necessary corporate action, including the approval of this Agreement, the transactions contemplated by this Agreement, including the Merger, and the Voting Agreement, to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the transactions contemplated by this Agreement, including the Merger, and the Voting Agreement, and no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Organizational Documents is applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement. There is no shareholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.
(n)Privacy & Security Compliance; IT Systems.
(i)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to the Processing of any Personal Information in the custody, possession, or control of the Company and its Subsidiaries, the Company and its Subsidiaries are, and have been since January 1, 2020, in compliance with all Privacy and Security Requirements. The Company and its Subsidiaries have implemented commercially reasonable physical and logical security measures regarding the confidentiality, integrity and availability of IT Systems and the Confidential Data or Personal Information thereon.
(ii)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2024, (A) neither the Company nor any of its Subsidiaries has experienced a security incident that has compromised the confidentiality, integrity, or availability of the IT Systems and the Personal Information or Confidential Data thereon and (B) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice of any claims, actions, investigations, inquiries or alleged violations of the Privacy and Security Requirements, security incidents, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information or Confidential Data thereon, nor has the Company or any of its Subsidiaries notified, nor been required by any Privacy and Security Requirements to notify, any person or entity of any violations of Privacy and Security Requirements, security incidents, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information or Confidential Data thereon.
(iii)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the IT Systems are adequate and sufficient for, and operate as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted; (B) since January 1, 2024, there have been no failures of the IT Systems that have not since been remediated; (C) the Company and its Subsidiaries have in place commercially reasonable backup and disaster recovery plans and procedures.
(o)Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)The Company and each of its Subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete; and (B) have duly and timely paid or have duly and timely withheld and remitted all Taxes that are required to be so paid or withheld and remitted by them;
(ii)There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Permitted Liens;
(iii)As of the date of this Agreement, there are no pending audits, examinations, investigations, or other proceedings in respect of Taxes of the Company or any of its Subsidiaries;
(iv)The Company has not, nor have any of its Subsidiaries, been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code;
(v)Neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);
(vi)Neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax Sharing Agreement or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law);
(vii)The Company has not taken any action or knowingly failed to take any action, where such action or failure to act would reasonably be expected to prevent or impede the Merger and any other transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; and

(viii)Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 5.1(o) and in Section 5.1(i) (to the extent specifically relating to Taxes) are the sole and exclusive representations and warranties in this Agreement with respect to Tax matters.
(p)Labor Matters.
(i)Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar, material agreement with any labor union or works council (each, a “Labor Agreement”). To the Knowledge of the Company, as of the date of this Agreement, there are no labor union or works council organizing activities with respect to employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.
(ii)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws with respect to labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours, shifts organization and overtime.
(iii)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each individual who is providing or within the past three years has provided services to the Company or any of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.
(q)Intellectual Property.
(i)Section 5.1(q) of the Company Disclosure Schedule sets forth a list of material Registered Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all Registered Intellectual Property is exclusively owned by the Company or a Subsidiary thereof, free and clear of all Liens other than Permitted Liens, (B) to the Knowledge of the Company, the Company and its Subsidiaries have valid rights to all Intellectual Property used in or necessary for the operation of the business of the Company or its Subsidiaries as is presently conducted, and (C) all Registered Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable. Since January 1, 2024, no third Person has brought an Action against the Company or any of its Subsidiaries challenging the ownership, use, registration, validity or enforceability of any material Intellectual Property owned by the Company or any of its Subsidiaries and no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order restricting the use thereof by the Company or any of its Subsidiaries.
(ii)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries and the operation of their businesses, have not since January 1, 2024 infringed, misappropriated or otherwise violated the Intellectual Property of any third Person, nor received from any third Person any written notice alleging the same. Since January 1, 2024, (A) to the Knowledge of the Company, no third party has infringed, misappropriated or violated any Owned Intellectual Property except as would not reasonably be expected to be material to the Company and its

Subsidiaries and (B) neither the Company nor any of its Subsidiaries have sent any third Person written notice alleging the infringement, misappropriation or other violation of any Owned Intellectual Property, other than standard trademark notices sent in the ordinary course of business.
(iii)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the confidentiality of all trade secrets and confidential information of the Company and its Subsidiaries and (B) to the Knowledge of the Company, there has been no unauthorized disclosure thereof to any third Person.
(iv)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no third party has any right to any Owned Source Code (except for service providers providing services to the Company and its Subsidiaries in the ordinary course of business subject to confidentiality obligations), and (ii) software owned by the Company and its Subsidiaries that is distributed or made available to third parties does not incorporate any open source software in a manner that would require the Company or its Subsidiaries to make the Owned Source Code available to third parties.
(r)Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, each of the insurance policies with third-party insurers relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect and all premiums due with respect to such material insurance policies have been paid. Since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any: (a) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (b) refusal of any coverage or rejection of any material claim under any material insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that would not have, individually or in the aggregate, a Material Adverse Effect.
(s)Fairness Opinion. The Special Committee has received the opinion of William Blair & Co., LLC substantially to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by a holder of a Share issued and outstanding immediately prior to the Effective Time (other than the holders of Excluded Shares) is fair, from a financial point of view, to such holders (other than the holders of Excluded Shares). The Company shall, promptly following the execution and delivery of this Agreement by all Parties, deliver a copy of such opinion to Parent solely for information purposes, it being understood and agreed that such opinion is for the benefit of the Special Committee and the Company Board and may not be relied upon by Parent or Merger Sub.
(t)Information Supplied.
None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in a Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent, Merger Sub, any Rollover Stockholder or their respective Representatives for inclusion or incorporation by reference in a Proxy Statement and any amendment or supplement thereto to the extent such information is supplied by the Parent, Merger Sub, any Rollover Stockholder or their respective Representatives.
(u)Brokers and Finders. Except for fees payable to William Blair & Co., LLC, whose fees are as set forth on Section 5.1(u) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, including the Merger.
(v)Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)The Company and its Subsidiaries are in compliance with all Environmental Laws.
(ii)Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is (A) currently subject to any investigation, remediation, or monitoring or (B) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (A) or (B) under any applicable Environmental Laws.
(iii)Neither the Company nor any of its Subsidiaries has (A) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Owned Real Property or Leased Real Property or (B) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material liability or obligation under any Environmental Law.
(w)No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.2 and in the certificate delivered pursuant to Section 7.3(c), the representations and warranties of the Rollover Stockholders contained in the Voting Agreement and the Rollover Agreement, and the representations and warranties of the Guarantor contained in the Guarantee, the Company agrees and acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub or any of its or their respective affiliates makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from such other representation and warranty. The Company specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.2 and in the certificate delivered pursuant to Section 7.3(c), the representations and warranties of the Rollover Stockholders contained in the Voting Agreement and the Rollover Agreement, and the representations and warranties of the Guarantor contained in the Guarantee, that may have been made by any Person, and acknowledges and agrees that the Parent, Merger Sub and their respective Affiliates shall not have any liability for any other representations and warranties and do hereby specifically disclaim any other representations and warranties.

V.2Representations and Warranties of Parent and Merger Sub
. Except as set forth in the disclosure schedule delivered to the Company by Parent in connection with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:
(a)Organization, Good Standing and Qualification. (i) Parent is a limited liability company duly formed and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger or any other transactions contemplated by this Agreement by the Outside Date.
(b)Corporate Authority. No vote of holders of membership interests of Parent is necessary to approve the adoption of this Agreement or the Merger or any other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, which such approval shall occur immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c)Governmental Filings; No Violations.
(i)The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Certificate of Merger (and such other recordings or filings required by the DGCL to be filed therewith) with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the HSR Act or the Antitrust Laws of any Governmental Authority, (C) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (D) any filings required by the NYSE and (E) any other similar action or authorization where the failure to take such action or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.
(ii)The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this

Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any Law applicable to the Parent or Merger Sub or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, except in the case of clauses (B) and (C) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.
(iii)Parent represents and warrants that Kumarakulasingam Suriyakumar, together with his spouse and minor children, as applicable, has as of the date hereof, and at the Effective Time will have, directly or indirectly, the right to (i) fifty percent (50%) or more of the assets of Parent or (ii) fifty percent (50%) or more of the assets of Parent upon dissolution.
(d)Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, prevent or delay the ability of Parent and Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.
(e)Sufficient Funds. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth herein, and assuming the Financing is funded in accordance with its terms, Parent and Merger Sub will have available to them at or immediately after the Effective Time sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger and the transactions to be consummated by them.
(f)Voting Agreement. The Voting Agreement is in full force and effect as of the date hereof and constitutes a valid and binding obligation of the Rollover Stockholders party thereto, enforceable against the Rollover Stockholders in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Voting Agreement.
(g)Rollover Agreement. The Rollover Agreement is in full force and effect as of the date hereof and constitutes a valid and binding obligation of the Rollover Stockholders party thereto, enforceable against each such Rollover Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Rollover Agreement.

(h)Guarantee.
The Guarantee is in full force and effect as of the date hereof and each constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Guarantee.
(i)Financing.
(i)Parent has delivered to the Company a true and correct copy of an executed commitment letter, to which Parent is a party, dated on or prior to the date hereof (including the exhibits, annexes and schedules thereto, the “Debt Commitment Letter”) from the lenders party thereto (together with any agents, arrangers or other parties providing commitments or otherwise party thereto, their Affiliates, managed funds and client accounts, successors and assigns providing financing thereunder, collectively, the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to lend amounts set forth therein (the “Debt Financing Commitment”).
(ii)Parent has delivered to the Company a true and correct copy of an executed commitment letter, to which Parent is a party, dated on or prior to the date hereof (including the exhibits, annexes and schedules thereto, the “Equity Commitment Letter”, and together with the Debt Commitment Letter, the “Commitment Letters”), from the Equity Investors, pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (collectively, the “Equity Investment Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”). The financing transactions contemplated by the Debt Financing Commitment and the Equity Investment Commitment are together referred to in this Agreement as the “Financing”.
(iii)As of the date hereof, there are no agreements, side letters or arrangements, other than the Commitment Letters, to which Parent or any of its Affiliates is a party relating to the Financing Commitments that could adversely affect the availability of the Financing.
(iv)Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders or Equity Investors to provide the Financing or any contingencies that would permit the Lenders or Equity Investors to reduce the total amount of the Financing. Assuming the satisfaction of the conditions set forth in Article VII, as of the date hereof, Parent does not have any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to Parent on the Closing Date.
(v)Assuming the satisfaction of the conditions set forth in Article VII, the Financing, when funded in accordance with the Commitment Letters, will provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of Parent’s and Merger Sub’s obligations to (i) pay the aggregate Merger Consideration and (ii) pay any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the Merger and the Financing.
(vi)As of the date hereof, the Commitment Letters are (i) valid and binding obligations of Parent and, to the Knowledge of Parent, each of the other parties thereto (subject to Bankruptcy and Equity Exception) and (ii) in full force and effect. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement and will pay in full any such amounts due on or before the Closing Date. The Commitment Letters have not been modified, amended, or altered as of the date hereof, and, as of the date hereof, none of the respective commitments under the Commitment Letters have been withdrawn or rescinded in any respect.
(j)Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, 100 of which were issued and outstanding. All of the outstanding capital stock of Merger Sub have been duly authorized and validly issued in accordance with the certificate of incorporation and bylaws of Merger Sub, as applicable, and are, or will be when issued, fully paid and nonassessable and have not been, or will not be when issued, issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its organization and pursuant to this Agreement and the Merger and any other transactions contemplated by this Agreement.
(k)Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth herein, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing), Parent and each of its Subsidiaries (including the Surviving Corporation) will be Solvent.
(l)Brokers and Finders. Except for fees payable to Houlihan Lokey Capital, Inc., neither Parent, Merger Sub, nor any of their respective Affiliates has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement, including the Merger.
(m)Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any Rollover Stockholder for inclusion or incorporation by reference in a Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent, Merger Sub, any Rollover Stockholder or their respective Representatives with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives for inclusion or incorporation by reference in a Proxy Statement and any amendment or supplement thereto to the extent such information is supplied by the Company or its Representatives.

(n)Ownership of Shares. Except as set forth on Section 5.2(n) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent and its Affiliates own no Shares. Parent and its Affiliates own no other security, instrument or obligation that is or may become convertible into or exchangeable for any Shares.
(o)No Other Investments. Neither Parent nor Merger Sub has entered (nor is it in negotiations to enter) into any agreement or otherwise to acquire or make any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that could reasonably be expected to prevent, impair or delay the consummation of the Merger.
(p)No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.1 and in the certificate delivered pursuant to Section 7.2(d), Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Sub resulting from such other representation and warranty. Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.1 and in the certificate delivered pursuant to Section 7.2(d), that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates shall not have any liability for any other representations and warranties and do hereby specifically disclaim any other representations and warranties.
Article VI

Covenants
VI.1Interim Operations.
(a)Except (i) as required by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) as set forth on Section 6.1(a) of the Company Disclosure Schedule, or (v) to the extent necessary to comply with the obligations set forth in any Contract to which the Company or any of its Subsidiaries is a party in effect on the date of the Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their reasonable best efforts to conduct their businesses in the ordinary course of business and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to preserve their business organizations intact and to maintain existing relationships with customers, suppliers, distributors, licensors, licensees and other Persons having material business relationships with it.
(b)Except as required or expressly contemplated by this Agreement, (w) as required by applicable Law, (x) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (y) as set forth on Section 6.1(b) of the Company Disclosure Schedule, or (z) to the extent necessary to comply with the obligations set forth in any Material Contract to which the Company or any of its Subsidiaries is a party in effect on the date of this Agreement, from the date of this

Agreement until earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will cause its Subsidiaries not to:
(i)amend or adopt any change in the Organizational Documents of the Company or its Subsidiaries;
(ii)merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the assets, operations or business of the Company or any of its Subsidiaries;
(iii)issue, grant, sell, pledge, dispose of or encumber, or authorize the issuance, grant, sale, pledge, disposition or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any issuance, sale, grant or transfer of Shares pursuant to exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date hereof, and (B) incurrence of any Permitted Liens;
(iv)make any loans, advances or capital contributions to any Person in excess of $25,000 individually or $100,000 in the aggregate (other than (A) to the Company or any of its wholly owned Subsidiaries, and (B) in connection with capital leases and extensions of credit terms to customers in each case in the ordinary course of business);
(v)other than the July Dividend, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock, except for dividends or other distributions paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company;
(vi)reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly owned Subsidiary of the Company and (B) acquisitions of Shares in connection with withholding in respect of Company Equity Awards), or payment of the exercise price in respect of Company Options, in each case, outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement;
(vii)create, incur, assume or guarantee any Indebtedness for borrowed money, letters of credit or guarantees of the same, except for (A) borrowings under the Company Credit Agreement (as in effect as of the date hereof or as amended, restated, modified, supplemented or refinanced in accordance with this Agreement), (B) letters of credit, guarantees or credit support provided by the Company or any of its Subsidiaries in the ordinary course of business, (C) any Indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries, and (D) any capital leases entered into in the ordinary course of business;
(viii)incur or commit to any capital expenditure or expenditures other than in the ordinary course of business;

(ix)other than in the ordinary course of business or in connection with any matter to the extent such matter is permitted by any other clause of this Section 6.1(b), (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (B) amend or terminate any Material Contract in a manner adverse to the Company (other than expirations of any such Material Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract;
(x)make any changes with respect to financial accounting policies or procedures (other than immaterial changes in the ordinary course of business), except as required by Law or by U.S. GAAP or policy, rules or interpretations with respect thereto by any Governmental Authority or quasi-Governmental Authority with jurisdiction over the Company or its Subsidiaries;
(xi)settle or offer to settle any Action, other than any Tax claim, notice, audit, investigation, assessment or other proceeding with respect to Taxes (which shall be governed by clause (xvii)), for an amount in excess of $500,000 individually or $1,000,000 in the aggregate, other than any settlement or compromise where the amount paid or to be paid by the Company or any of its Subsidiaries is fully covered and paid by insurance coverage maintained by the Company or any of its Subsidiaries;
(xii)sell, acquire, lease or sublease any material assets or properties (including any material real property, but other than Owned Intellectual Property which instead is the subject of Section 6.1(b)(xiii) below) other than (i) in the ordinary course of business, (ii) in replacement of existing assets or properties, (iii) (A) substantially in accordance with the Company’s operating budget for fiscal year 2024 provided to Parent prior to the date hereof, or (B) in accordance with the Company’s operating budget for fiscal year 2025, (iv) acquisitions or sales of inventory, (v) disposals of property at the end of its useful life or disposals of obsolete or expired property, or (vi) sales, acquisitions, leases or subleases between or among the Company and any of its Subsidiaries;
(xiii) sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for or otherwise dispose of any material Owned Intellectual Property, other than (A) the grant of non-exclusive licenses in the ordinary course of business, (B) to customers or suppliers in their capacity(ies) as such (x) in the ordinary course of business or (y) pursuant to any Material Contract existing as of the date of this Agreement or (C) when in the Company’s reasonable business judgment, the benefits of retaining such Owned Intellectual Property are outweighed by the burdens of doing so;
(xiv)except as required by Benefit Plans as in effect on the date of this Agreement: (A) increase the amount or accelerate the vesting, payment or funding of the compensation or other benefits payable or provided to the Company’s or any of its Subsidiaries’ current or former officers, directors, individual service providers or employees, other than increases in compensation or benefits in the ordinary course of business with respect to employees at the level of Vice President or below and not exceeding a year-over-year increase of 3% in the aggregate; (B) grant or enter into any cash or equity or equity-based incentive, bonus, employment, change of control, severance or retention agreement with any current or former officer, director, individual service provider or employee of the Company or any of its Subsidiaries; (C) establish, adopt, enter into or amend any collective bargaining agreement, Benefit Plan or arrangement that would be a Benefit Plan if in effect on the date of this Agreement; or (D) accelerate the vesting, funding or payment of any compensatory arrangement;

(xv)negotiate or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representatives for any employees of the Company or any of its Subsidiaries;
(xvi)acquire any capital stock in, or any business line or all or a material portion of the assets constituting any business, corporation, partnership, association, joint venture, or other entity or other business organization in any transaction that involves consideration valued in excess of $500,000, individually or $1,000,000 in the aggregate (including any earn-out payments or other deferred or contingent consideration payable in connection with any such transaction), including by merger, consolidation, purchase of stock or assets or otherwise, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, or (B) acquisitions of assets or inventory in the ordinary course of business;
(xvii)other than in the ordinary course of business, make, revoke or change any material Tax election, make any material change to any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the ordinary course of business), enter into any material closing agreement, enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, settle any material Tax claim, audit or assessment or surrender any right to claim a material (x) Tax refund, (y) offset or (z) other reduction in Tax liability;
(xviii)license, escrow, or otherwise grant any rights to, any material Owned Source Code or disclose any material trade secrets owned or processed by the Company or any of its Subsidiaries (except to customers or service providers of, or Persons with professional, business or commercial relationships with, the Company or its Subsidiaries in the ordinary course of business subject to confidentiality obligations);
(xix)adopt or enter into a plan of complete or partial liquidation or dissolution or voluntarily file for bankruptcy or similar proceeding;
(xx)fail to use reasonable efforts to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;
(xxi)take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger and any other transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or
(xxii)agree, authorize or commit to do any of the foregoing.
(c)Subject to the terms of this Agreement, including Section 6.5 and Section 6.13, after the date of this Agreement and prior to the Effective Time, none of Parent, Merger Sub, the Rollover Stockholders or the Equity Investors shall take or permit any of their respective Subsidiaries to enter into or agree to enter into any agreement that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger or the satisfaction of any of the closing conditions thereto.
(d)Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
VI.2Acquisition Proposals; Change of Recommendation.
(a)[Intentionally Omitted.]
(b)No Solicitation or Negotiation. Subject to the terms of this Section 6.2, the Company agrees that, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective Representatives to, cease and cause to be terminated solicitations, discussions, communications or negotiations with any Person or Group (and their respective Representatives) that would be prohibited by this Section 6.2 and will immediately cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or Group or its or their Representatives; and shall immediately terminate all access granted to any such Person or Group and its or their Representatives to any physical or electronic data room (or any other diligence access) and will immediately request that any such Person or Group and its or their Representatives return to the Company or destroy any non-public information concerning the Company or its Subsidiaries that was previously furnished or made available to such Person or Group and any of its or their Representatives by or on behalf of the Company in accordance with the terms of any confidentiality agreement in place with such Person or Group, in each case, other than Parent, Merger Sub and their Representatives. The Company agrees that, except as expressly permitted by this Section 6.2, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company nor any of its Subsidiaries nor any of their respective Representatives shall directly or indirectly:
(i)initiate, solicit, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;
(ii)furnish to any Person (other than Parent, Merger Sub or any designee of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries (other than Parent, Merger Sub or any designee of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;
(iii)engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.2 prohibit such discussions or the provision of such information or data);
(iv)approve, endorse or recommend any Acquisition Proposal;
(v)approve, recommend or enter into any Contract or agreement, arrangement or understanding relating to an Acquisition Proposal (including any letter of intent, memorandum of understanding, merger agreement, or acquisition agreement); or

(vi)resolve or agree to do any of the foregoing.
Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.2(b) by any Representative of the Company or its Subsidiaries who is not a Rollover Stockholder, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.2(b) by the Company.
(c)Notwithstanding anything in this Section 6.2 to the contrary, but subject to the provisions of Section 6.2(g), prior to the receipt of the Company Stockholder Approval, in response to a bona fide, unsolicited written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2, the Company may, or may authorize its Representatives to, (A) provide non-public information or data in response to a request therefor by a Person or Group who has made a bona fide, unsolicited written Acquisition Proposal if the Company receives from such Person or Group so requesting such information or data an Acceptable Confidentiality Agreement (a copy of which Acceptable Confidentiality Agreement shall be provided promptly (and in any event within twenty-four (24) hours) to Parent for informational purposes); provided that the Company shall promptly make available (and, if applicable, provide copies of) any such information or data to Parent to the extent not previously made available to Parent; provided, further, that the Company shall not waive any of such Person’s confidentiality obligations without Parent’s prior written consent; and (B) engage or participate in any discussions or negotiations with any Person or Group who has made such a bona fide, unsolicited written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines, in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law.
(d)No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2(e), neither the Company Board nor the Special Committee shall:
(i)withhold, withdraw, qualify, amend or modify (in a manner adverse to Parent in any respect) (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify (in a manner adverse to Parent in any respect)) the Company Recommendation;
(ii)authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve or recommend, any Acquisition Proposal;
(iii)fail to include the Company Recommendation in the Proxy Statement;
(iv)with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act fail, within ten (10) Business Days of such offer, to recommend against acceptance of such offer after a request by Parent to do so (provided, that the Company shall not be required to reaffirm more than once per Acquisition Proposal (unless the terms of such Acquisition Proposal (including the price) change in any material respect and such change is publicly announced or disclosed)); or
(v)approve, endorse or recommend any Acquisition Proposal or enter into any Contract or agreement, arrangement or understanding relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 6.2(c) relating to any Acquisition

Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (v), a “Change of Recommendation”).
(e)Superior Proposal Termination; Change of Recommendation.
(i)Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to a bona fide, unsolicited written Acquisition Proposal, either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(h), if prior to taking either such action (A) the Company Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law and (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has received such Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal (including the identity of the Person or Group making such Acquisition Proposal), and such notice shall include unredacted copies of any written proposals or documents delivered to the Company or its Representatives) and confirmation that the Company intends to take such action, (C) after giving such notice and prior to effecting such Change of Recommendation, the Company shall (and shall cause its Representatives (excluding any Rollover Stockholder) and shall direct its Representatives to) participate in good faith negotiations with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement, the Commitment Letters, the Voting Agreement and/or the Guarantee such that the Acquisition Proposal would cease to constitute a Superior Proposal, and (D) at the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, determines (taking into account any adjustments or revisions to the terms and conditions of this Agreement, the Commitment Letters, the Voting Agreement and/or the Guarantee committed to by Parent in writing in response to such notice, if any, and any other information offered by Parent in response to such notice) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law; provided that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(e)(i) shall be reduced to three (3) Business Days.
(ii)Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to an Intervening Event, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(i), if, prior to taking such action, (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with Company Board’s fiduciary obligations to the Company’s stockholders (other than the Rollover Stockholders) under applicable Law, (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will reasonably describe such Intervening Event) and that the Company Board or Special Committee intends to effect a Change of Recommendation, (C) after giving such notice and prior to effecting such Change of Recommendation, the Company negotiates (and causes its officers and employees (excluding any Rollover Stockholder), financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement, the Commitment Letters and/or the Guarantee as would permit the Company Board (acting on the recommendation of the Special Committee) or the Special Committee not to effect a Change of Recommendation in response thereto; and (D) at the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, determines (taking into account any adjustments or revisions to the terms of this Agreement, the Voting Agreement, the Commitment Letters and/or the Guarantee proposed by Parent in writing in response to such notice, if any, and any other information offered by Parent in response to such notice), in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation would reasonably be expected to be inconsistent with the fiduciary obligations owed to the Company’s stockholders (other than the Rollover Stockholders) under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(e)(ii) shall be reduced to three (3) Business Days. “Intervening Event” means any positive change, effect, event, occurrence, state of facts, circumstance or development that is material to the Company and its Subsidiaries, taken as a whole, and was not known to or reasonably foreseeable by the Special Committee as of or prior to the date of this Agreement; provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Acquisition Proposal, (ii) any change, in and of itself, in the price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), or (iii) the fact that the Company exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute or be deemed to contribute to an Intervening Event.
(f)Certain Permitted Disclosure. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal, in each case, if the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law; provided, however, that nothing in this paragraph (f) shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with Section 6.2(e).
(g)Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if the Company or the Special Committee receives any (1) written Acquisition Proposal, (2) inquiry that could reasonably be expected to lead to an Acquisition Proposal, or (3) request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party (other than requests for information not reasonably expected to be related to an Acquisition Proposal). In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request, including any proposed financing. Such notice shall also include a copy of such written Acquisition Proposal, and thereafter the Company will promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if such written Acquisition Proposal is amended or modified in writing or if the Company takes any of the actions permitted by the first sentence of Section 6.2(c), which notification shall include a copy of such written amendment or modification or a brief description of the actions taken by the Company pursuant to Section 6.2(c), as applicable. Without limiting the foregoing, the Company shall keep Parent fully informed, on as current basis as is possible, of the status and material terms of any such Acquisition Proposal, indication or request, including any amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Parent with at least twenty-four (24) hours prior notice of any meeting of the Company Board or Special Committee (or such lesser notice as is provided to the members of the Company Board or Special Committee) at which the Company Board or Special Committee is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.
VI.3Proxy Statement Filing; Schedule 13E-3 Filing; Information Supplied.
(a)The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, and in no event later than thirty (30) days after the date of this Agreement, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Parent shall (and Parent shall cause its Affiliates to) cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly with the Company prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. Parent, Merger Sub, and the Company will use their respective reasonable best efforts to cooperate and consult with each other in the preparation of the Proxy Statement and Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and Schedule 13E-3. The Company and Parent shall each use their reasonable best efforts to cause the Proxy Statement and Schedule 13E-3 at the date that they (and any amendment or supplement thereto) are first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall use its reasonable best efforts to resolve, and each Party agrees to consult and cooperate with the other Party in resolving, all SEC comments with respect to the Proxy Statement or Schedule 13E-3 as promptly as practicable after receipt thereof and to cause the Proxy Statement and Schedule 13E-3 to be cleared by the SEC and mailed to the Company’s stockholders in definitive form as promptly as reasonably practicable following clearance thereof with the SEC. The Parties agree to use their reasonable best efforts to consult with each other prior to responding to any SEC comments with respect to the preliminary Proxy Statement or Schedule 13E-3. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Proxy Statement and/or Schedule

13E-3 which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction.
(b)The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Proxy Statement and/or Schedule 13E-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Proxy Statement and/or Schedule 13E-3. Parent shall provide the Company and its outside legal counsel and other Representatives, and the Company shall provide to Parent and its outside legal counsel and other Representatives, a reasonable opportunity to participate in any discussions or meetings with the SEC related to the Proxy Statement and/or Schedule 13E-3 and/or the transactions related to this Agreement.
(c)The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement, and the Company, Parent and Merger Sub, agrees as to themselves and their Subsidiaries, that the Schedule 13E-3, will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Proxy Statement and/or in the Schedule 13E-3 will, in the case of the Proxy Statement, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, or in the case of the Schedule 13E-3, at the time of the filing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of the Rollover Stockholders, Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3, as applicable. If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.3(c)) an amendment or supplement to the Proxy Statement and (ii) the Company shall cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders. If at any time following the filing of the Schedule 13E-3 with the SEC, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Schedule 13E-3, so that the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company and Parent shall promptly jointly prepare an amendment or supplement to the Schedule 13E-3 and (ii) the Company and Parent shall jointly cause the Schedule 13E-3 as so amended or supplemented to be filed with the SEC.
(d)The Company shall provide Parent with a reasonable opportunity to review drafts of the Proxy Statement and will consider in good faith any comments provided by Parent in connection with such review. Parent shall provide the Company with a reasonable opportunity to review drafts of the Schedule 13E-3 and will consider in good faith any comments provided by the Company in connection with such review. Except as required by applicable Law or by the SEC, no amendment or supplement to the Proxy Statement or the Schedule 13E-3 will be made by the Company or Parent, as applicable, without first providing the other Party and its counsel a reasonable opportunity to review and comment thereon, and the Company and Parent will use its respective reasonable best efforts to give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Party or their counsel.
VI.4Company Stockholders Meeting.
(a)The Company will take, in accordance with applicable Law and its Organizational Documents, all action necessary to establish a record date, give notice of, and convene a special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable after clearance by the SEC staff of the Proxy Statement and the Schedule 13E-3 (and in no event later than forty-five (45) days following the date on which the definitive version of the Proxy Statement is first mailed to holders of Shares), to consider and vote upon the approval of the adoption of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn the Company Stockholders Meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Notwithstanding anything to the contrary in this Agreement, (i) the Company (acting on the recommendation of the Special Committee) may (and, if reasonably requested by Parent, on no more than one (1) occasion, the Company shall) adjourn or postpone the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders Meeting or to obtain the Company Stockholder Approval and (ii) the Company (acting on the recommendation of the Special Committee) may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company or to give the Company stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement, within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent or the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, as applicable, determines in good faith, after consultation with its outside counsel, that a longer period would reasonably be expected to be required by its fiduciary obligations under applicable Law, any single such adjournment or postponement shall be for a period of no more than ten (10) Business Days each and in no event later than the earlier of (i) three (3) months from the originally scheduled date and (ii) four (4) Business Days prior to the Outside Date. Subject to Section 6.2(e), the Company Board shall include the Company Recommendation in the Proxy Statement and shall use reasonable best efforts to obtain the Company Stockholder Approval.
(b)The Company shall use reasonable best efforts to (i) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and (ii) establish a record date for the Company Stockholders Meeting in accordance with applicable Law and the rules of the NYSE as promptly as reasonably practicable following the filing of the Proxy Statement.
VI.5Efforts; Cooperation; Antitrust Matters.

(a)Subject to the terms of this Agreement, each of the Company, Parent, and Merger Sub shall, and the Company shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions precedent set forth in Article VII to be satisfied and consummate and make effective the Merger and any other transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date and to obtain the approval listed on Section 6.5(a) of the Company Disclosure Schedule, including (i) making any necessary filings, notices, petitions, statements, registrations, or submissions necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Authority; (ii) obtaining from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective Affiliates, including under the Antitrust Laws; (iii) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date of this Agreement, making or causing to be made all necessary filings under the HSR Act, and as promptly as reasonably practicable after the date of this Agreement submitting all other notifications, filings and registrations required or advisable under the Antitrust Laws, provided, however, that if there are material changes to the rules under the HSR Act in effect prior to the date that the HSR filings under this Agreement have been made, then Parent and the Company shall make, or cause to be made, filings under the HSR Act as soon as reasonably practicable from the date of this Agreement; (iv) complying to the extent necessary with any request for information by any Governmental Authority in connection with this Agreement, including under the Antitrust Laws; (v) resolving questions or objections, if any, as may be asserted by any Governmental Authority with respect to this Agreement, including under the Antitrust Laws and (vi) as promptly as reasonably practicable, making any other required or advisable registrations, declarations, submissions and filings with respect to the Merger or any other transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.
(b)The parties to this Agreement shall cooperate and consult with each other in connection with obtaining any authorizations, approvals, consents, registrations, permits, and other confirmations from any Governmental Authority required to consummate the transactions contemplated by this Agreement, and shall, unless prohibited by law, (i) furnish to the other party such information as the other party may reasonably require in connection with the preparation of any filing or submission under the HSR Act or the Antitrust Laws of any other Governmental Authority and subject to customary confidentiality obligations and all applicable privileges (including the attorney-client privilege), (ii) notify each other promptly of any material oral communication with, and upon request, provide copies of any material written communications, correspondence and filings with, any Governmental Authority, (iii) consult and cooperate with, and consider in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under the HSR Act or the antitrust laws of any other Governmental Authority; (iv) use good faith efforts to give each other reasonable advance notice of all meetings with any Governmental Authority; and (v) unless prohibited by law or by a Governmental Authority, not participate independently in any meeting with a Governmental Authority without providing reasonable advance notice to the other party and an opportunity to attend and participate in such meeting, provided that in the event one party hereto is prohibited by law or Governmental Authority from participating in or attending any such meeting, the attending party shall keep the other party reasonably apprised with respect thereto. The parties may, as each deems advisable, designate any competitively sensitive material provided to the other party under this Section 6.5 as “outside counsel only” in which case such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors, unless express written permission is obtained in advance from the source of the materials.
(c)If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority or private party, challenging the Merger or any other transactions contemplated by this Agreement as violative of any Antitrust Law or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Law the consummation of the Merger or any other transactions contemplated by this Agreement, each of Parent and the Company shall (and, solely with respect to the Company, shall cause its Affiliates to) use their respective reasonable best efforts to resolve any such objections.
(d)In furtherance, and not in limitation, of the foregoing, each of the Parent and the Company shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur no later than the Outside Date.
(e)For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) regulate transactions involving foreign investments including any Laws that provide for review of national security matters.
VI.6Information; Access and Reports.
The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any other statement, filing, consent, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the Merger and any other transactions contemplated by this Agreement; provided, however, that no Party shall be required to furnish information if doing so could result in a waiver of the attorney-client privilege, work product doctrine or other applicable privilege or protection.
VI.7Stock Exchange Delisting
. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, including making all necessary filings, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE, and the deregistration by the Surviving Corporation of the Shares under the Exchange Act as promptly as practicable after the Effective Time and the suspension of the Company’s duty to file reports under sections 13 and 15(d) of the Exchange Act as promptly as practicable after the Effective Time.

VI.8Publicity
. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger or any other transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other Party, except (a) as such press release or other public announcement may be required by applicable Law, in which case the Party required to issue the release or make the announcement shall use reasonable best efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (b) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding the transactions contemplated hereby, (c) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement, or (d) internal announcements by the Company to employees that are not made public (provided, that, with respect to clause (d), the Company shall reasonably consult with Parent with respect thereto). Notwithstanding anything to the contrary in this Section 6.8, each of the Parties may make public statements so long as any such statements are consistent with previous public statements made by Parent or the Company in compliance with this Section 6.8.
VI.9Notice of Certain Events
. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) receipt by such party hereto of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any Action by or before any Governmental Authority being initiated by or against such party or any of its Subsidiaries, or known by such party to be threatened against such party or any of its Subsidiaries or any of their respective directors, officers, employees, or stockholders in their capacity as such, or of any written correspondence received by such party from any Person asserting or threatening a claim with respect to the Merger or, in the case of the Company, any of the Company’s assets or properties, in each case, that is, or is reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VII of this Agreement to be satisfied; provided that, the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
VI.10Expenses
. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except as otherwise expressly set forth herein and except that (i) expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be divided and borne equally between Parent and the Company and (ii) the filing fees payable in connection with the filings of the notification and report forms under any Antitrust

Laws in connection with the transactions contemplated by this Agreement shall be divided and borne equally between Parent and the Company.
VI.11Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to, to the extent of and from the Surviving Corporation’s assets available therefor) indemnify and hold harmless, and advance expenses, to the fullest extent permitted under applicable Law, each present and former director, officer and employee of the Company and its Subsidiaries and each individual who is or was serving at the request of the Company or its Subsidiaries as a director, officer, employee, member, trustee, or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise, or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (x) their service as such or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this Section 6.11 or any other indemnification or advancement right of any Indemnified Party.
(b)Parent and Merger Sub agree that all rights to advancement of expenses, exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ Organizational Documents or in any Contract in effect as of the date of this Agreement between an Indemnified Party, on the one hand, and the Company or any of its Subsidiaries, on the other hand, shall survive the Merger and the transactions contemplated by this Agreement, shall be assumed by the Surviving Corporation, and shall continue in full force and effect in accordance with their terms. After the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to, to the extent of and from the Surviving Corporation’s assets available therefor) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law prior to the Effective Time. In addition, for six (6) years following the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to cause the Charter and Bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Company’s Organizational Documents immediately prior to the Effective Time, and such provisions shall not be amended, repealed or otherwise modified for six (6) years following the Effective Time in any manner that would adversely affect the rights of any Indemnified Parties pursuant to the terms thereof, except as required by applicable Law.
(c)Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, to the extent of and from the Surviving Corporation’s assets available therefor, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the extent of and from the Surviving Corporation’s assets available therefor, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided that in no event shall the Surviving Corporation be required to (or Parent to cause the Surviving Corporation to) expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the annual premiums paid by the Company as of the date of this Agreement for such insurance (or to pay an aggregate amount exceeding three hundred percent (300%) of such annual premiums to purchase the “tail” insurance policies contemplated for the first sentence of this paragraph); and provided, further, that if the annual premiums of such insurance coverage (or amount in respect of such “tail” insurance policies, as applicable) exceeds such applicable amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Company shall provide copies of proposed renewal policies to Parent prior to placement and shall reasonably consult with Parent with respect thereto.
(d)The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party as a third party beneficiary, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification or advancement rights that any such Indemnified Party may have under the Organizational Documents of the Company or any of its Subsidiaries, applicable Law or any Contract in effect as of the date of this Agreement between an Indemnified Party, on the one hand, and the Company or any of its Subsidiaries, on the other hand. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated, eliminated, amended or modified in such a manner as to adversely affect any Indemnified Party without the consent of either such Indemnified Party or the Special Committee.
(e)In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or resulting entity in such consolidation or merger, or (ii) transfer at least fifty percent (50%) of its properties and assets to any other Person, then in each case proper provision shall be made (to the extent such obligations are not otherwise transferred, assumed or assigned by operation of law) so that the continuing or surviving corporation or resulting entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11.
VI.12Stockholder Litigation
. Prior to the Effective Time, each Party shall promptly notify the other Parties (with any notification to the Company also including a notification to the Special Committee) of any stockholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement and shall keep the other Party reasonably informed regarding any such stockholder litigation. Until the termination of this Agreement in accordance with Article VIII, the Company shall provide Parent (a) an opportunity to review and to propose comments to all material filings and written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors or officers relating to any transaction contemplated by this Agreement. The Company will: (a) consider in good faith any comments reasonably proposed by Parent and (b) give Parent the opportunity to otherwise participate in (but not to control) the defense and/or settlement of any such litigation (in each case at Parent’s expense and subject to a joint defense agreement) and shall consider in good faith Parent’s advice with respect to such litigation (including the defense, settlement or prosecution thereof). In no event shall the Company enter into or propose to enter into, or agree to, any settlement with respect to such stockholder litigation without Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything herein to the contrary in this Section 6.12, any legal proceeding relating to Dissenting Shares shall be governed by Section 4.1(g).
VI.13Financing.
(a) Each of Parent and Merger Sub shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts with respect to (i) maintaining in effect the Commitment Letters, (ii) negotiating definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Letters or, if available, on other terms that are acceptable to Parent and would not adversely affect (including with respect to timing) the ability of Parent and its Affiliates to consummate the transactions contemplated herein, and (iii) satisfying on a timely basis all conditions applicable to Parent and its Subsidiaries to obtaining the Financing. In the event that all conditions contained in the Commitment Letters have been satisfied (or upon funding will be satisfied), each of Parent and Merger Sub shall use its reasonable best efforts to timely cause the Lenders and Equity Investors to fund the Financing.
(b)Parent shall not, without the prior written consent of the Special Committee, (i) terminate the Commitment Letters, unless the Commitment Letters are replaced in a manner that would not conflict with the following clause (ii), or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, either Commitment Letter if such amendment, modification, waiver, or replacement (w) would (1) add any material new condition to either Financing Commitment (or modify any existing condition in a manner materially adverse to Parent or Merger Sub) or otherwise that would be reasonably expected to materially adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the likelihood of Parent and Merger Sub doing so, or (2) be reasonably expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, (x) reduces the aggregate amount of the Financing (including by increasing the aggregate amount of fees to be paid in respect of the Financing), (y) would materially adversely affect the ability of Parent or any of its Affiliates to enforce its rights against other parties to either such Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (z) would reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.
(c)In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Special Committee of such unavailability and the reason therefor and (ii) use its reasonable best efforts to obtain as soon as possible following the occurrence of such event, alternative financing (in an amount sufficient to replace such unavailable Financing) from the same or other sources and on terms and conditions no less favorable in the aggregate to the Parent than such unavailable Financing.
(d)Parent shall provide the Special Committee with prompt oral and written notice (i) of (x) any material breach or default by any party to the Commitment Letters or the Definitive Agreements or any termination of the Commitment Letters, (y) the receipt of any written notice or other written communication to Parent or any of its Affiliates from any Lender or Equity Investor, or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or the Definitive Agreements or any provision thereof or (z) any material dispute or disagreement between or among Parent and any of its Affiliates, on the one hand, and the Lenders and Equity Investors, on the other hand, or, to the Knowledge of Parent, among any Lenders or Equity Investors to the Commitment Letters or the Definitive Agreements with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at Closing, and (ii) if at any time for any reason Parent or any of its Affiliates believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letters or the Definitive Agreements. Parent shall keep the Special Committee reasonably informed on a current basis of the status of its efforts to consummate the Financing.
(e)Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall (i) confer upon the Company, its stockholders or any of their respective Affiliates any right or cause of action against the Lenders or their current or future Representatives (collectively, the “Lender Related Parties”) or with respect to the Debt Financing Commitment, the Debt Commitment Letter or any other agreement related thereto or (ii) require the Merger Sub, the Parent or any of their Affiliates to bring any legal proceeding against any Lender or Lender Related Party for any reason, including with respect to the Debt Financing Commitment, the Debt Commitment Letter or any other agreement related thereto. Notwithstanding anything contained in this Agreement to the contrary, the Company, on behalf of itself and its Affiliates and any Person claiming by, through or on behalf of the Company, (x) hereby waives any claims or rights against any Lender or Lender Related Party relating to or arising out of this Agreement, the Debt Financing Commitment, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (y) hereby agrees not to bring any legal proceeding against any Lender or Lender Related Party in connection with this Agreement, the Debt Financing Commitment, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (z) hereby agrees to cause any legal proceeding asserted against any Lender or Lender Related Party by any such Person in connection with this Agreement, the Debt Financing Commitment, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated, in each case, solely in their capacity as a Lender or Lender Related Party. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Lender or Lender Related Party shall have any liability for any claims or damages to Company, its stockholders or any of their respective Affiliates in connection with this Agreement, the Debt Financing Commitment, the Debt Commitment Letter and the transactions contemplated hereby and thereby.
VI.14Financing Cooperation.
(a)The Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries to use reasonable best efforts to provide, customary cooperation, to the extent reasonably requested by Parent in writing, in each case to the extent necessary for the Financing; provided that such requested cooperation does not unreasonably interfere with the ongoing business operations of the Company or any of its Affiliates, including using reasonable best efforts to:
(i)participate in a reasonable number of meetings and due diligence sessions at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;
(ii)furnish to Parent historical financial information regarding the Company as is reasonably available to the Company at such time, customarily required in connection with the execution of financings of a type similar to the Financing and reasonably requested by Parent in connection with the Financing; it being understood that the Company shall have satisfied the obligations set forth in this sentence if the Company shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided;
(iii)at least four (4) Business Days prior to Closing, provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company and its Subsidiaries, in each case as reasonably requested by Parent at least nine (9) Business Days prior to the Closing Date;
(iv)assist with the preparation, execution and delivery of the Definitive Agreements.
(v)cooperate with the marketing and syndication efforts of Parent and the Lenders for any portion of the Financing as reasonably requested by Parent; and
(vi)facilitate the pledging of collateral and the provision of guarantees in connection with the Financing; and
(vii)obtain and facilitate the negotiation of a payoff letter in customary form and pursuant to which the holders of the Indebtedness under the Company Credit Agreement shall have in form and substance (A) acknowledged that upon receipt of the payoff amount, (1) all obligations of the Company with respect to such Indebtedness shall be paid in full and (2) with respect to the Credit Agreement, all Liens securing such Indebtedness shall be released and (B) with respect to the Credit Agreement, covenanted to file, or shall have granted to Company, Parent or their Representatives or designees the right to file, releases or discharges of Liens securing such Indebtedness, simultaneously with or following the Closing and after repayment of such Indebtedness.
(b)The provisions of Section 6.14(a) notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.14 that could: (i) require the Company or any of its Affiliates or any individuals who are officers or directors of such entities solely prior to the Closing to pass resolutions or consents to approve or authorize the execution of the Financing or prior to the Closing, enter into, execute or deliver any certificate, document, notice, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company (other than the Rollover Stockholders) or any of its Affiliates to incur any personal liability in connection with the foregoing cooperation, (v) reasonably be expected to conflict with the Organizational Documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party, (vii) provide access to or disclose information that the Company or any of its Affiliates reasonably determine would jeopardize any attorney-client privilege, work product or other applicable privilege or protection of the Company or any of its Affiliates, (viii) require the delivery of any opinion of pre-Closing counsel, (ix) require the Company or any of its Affiliates to prepare any financial statements or information that are not available to the Company and prepared in the ordinary course of the Company’s financial reporting practice, or (x) require the Company or any of its Affiliates to prepare or issue any offering or similar information document. Nothing contained in this Section 6.14 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Parent or its Representatives pursuant to this Section 6.14 and any information used in connection therewith.
(c)The Parties acknowledge and agree that the provisions contained in this Section 6.14 represent the sole obligation of the Company and its Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) that may be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent, Merger Sub or its respective Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement.
VI.15Other Actions by the Company.
(a)Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
(b)Resignations. At or prior to the Closing, at the written request of Parent, the Company shall deliver to Parent the resignation of each member of the Company Board and each director on the board of directors of the Company’s Subsidiaries, in each case, effective as of (and conditioned upon) the Closing.
VI.16Obligations of Parent.

(a)Parent shall cause Merger Sub and, after the Closing, the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement.
(b)Parent, in its capacity as the sole stockholder of Merger Sub, shall, in accordance with applicable Law and Merger Sub’s certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following the execution of this Agreement.
VI.17Tax Matters.
(a)Each of the Parties shall, and shall cause their Affiliates to, take such actions to cause the Merger to qualify, and refrain from taking such actions that could prevent or impede the Merger and any other transactions contemplated by this Agreement from qualifying, for the Intended Tax Treatment. The Parties hereby agree to file all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law).
(b)The Parties shall, and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the Merger and any other transactions contemplated by this Agreement or any audit or other Action pertaining to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).
(c)The Party required by applicable Law shall prepare and timely file any Tax Returns or other filing related to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, provided that Parent and the Company shall, and shall cause their respective Affiliates to, cooperate to provide reasonable assistance in connection therewith to the preparing Party. The Transfer Taxes and related costs of filing Tax Returns shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company.
VI.18July Dividend.
In the event that the Effective Time occurs prior to November 29, 2024, subject to applicable Laws, in connection with the Closing and prior to the Effective Time, the Company shall (a) pay the quarterly cash dividend of $0.05 per share declared on July 31, 2024 (the “July Dividend”), and (b) provide to its transfer agent, for further payment to the holders of Shares as of the record date for the July Dividend or, if earlier, the Effective Time, all of the cash necessary to pay the July Dividend pursuant to this Section 6.18, which cash shall not form part of the Payment Fund.  For the avoidance of doubt, in no event shall Parent, Merger Sub or any of their respective Affiliates (other than the Company) have any obligation, or be subject to any liability, to pay or fund the July Dividend.
VI.19Special Committee
. Prior to the Effective Time, without the prior written consent of the Special Committee, (i) the Company Board shall not dissolve or otherwise dismantle the Special Committee, or revoke or diminish the power and authority of the Special Committee, and (ii) neither Parent, Merger Sub nor their respective Affiliates shall remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a member of the Company Board or such Special Committee other than for cause.
VI.20Actions Taken at Direction of Parent or Merger Sub
. Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, if the alleged breach is the proximate result of action or inaction taken by the Company at the express written direction of any officer or director of Parent or any Rollover Stockholder after the date of this Agreement and without the approval or direction of the Company Board (acting on the recommendation of the Special Committee) or the Special Committee.
Article VII

Conditions
VII.1Conditions to Each Party’s Obligation to Effect the Merger
. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a)Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)HSR Clearance. The waiting period (or any extensions thereof) applicable to the Merger under the HSR Act, in each case, relating to the Merger shall have expired, been terminated or waived.
(c)Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law (whether temporary, preliminary or permanent) or Order that is in effect that enjoins or otherwise prohibits consummation of the Merger.
VII.2Conditions to Obligations of Parent and Merger Sub
. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
(a)Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in Section 5.1(b) (Capital Structure) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (ii) the representations and warranties of the Company set forth in Section 5.1(a)(i) and the last sentence of Section 5.1(a)(ii) (Organization, Good Standing and Qualification), Section 5.1(c) (Corporate Authority; Approval and Fairness), and Section 5.1(u) (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time);

and (iii) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)Material Adverse Effect. Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect.
(d)Company Closing Certificate. Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) are satisfied.
VII.3Conditions to Obligation of the Company
. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a)Representations and Warranties. Each of (i) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(c)(iii) (Ultimate Parent Entity) of this Agreement shall be true and correct as of the Closing Date, (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Organization, Good Standing and Qualification) and Section 5.2(b) (Corporate Authority) of this Agreement shall be true and correct in all material respects as of the Closing Date; and (iii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and deliver the aggregate Merger Consideration in accordance with Article IV.
(b)Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and an officer of Merger Sub certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.
VII.4Frustration of Closing Conditions.
Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including,

without limitation, Article V, nor shall any condition set forth in Section 7.1, Section 7.2, or Section 7.3 be deemed unsatisfied, nor shall Parent or Merger Sub have any right to terminate this Agreement pursuant to Article VIII, if the alleged breach, the failure of a condition to be satisfied or the action or inaction giving rise to a right of termination, is the result of any action or inaction (i) by Parent, Merger Sub, any of the Rollover Stockholders or Guarantor or (ii) by the Company at the direction of any Rollover Stockholder or the Guarantor, except where there is any express approval by or direction from the Special Committee.
Article VIII

Termination
VIII.1Termination
. This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:
(a)by mutual written consent of the Company (by the Company Board (acting on the recommendation of the Special Committee)) and Parent;
(b)by either Parent or the Company (by the Company Board (acting on the recommendation of the Special Committee)), if the Merger shall not have been consummated on or before February 26, 2025 (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date; provided, further, notwithstanding the foregoing provisions of this Section 8.1(b), Parent and the Company (by the Company Board (acting on the recommendation of the Special Committee)) may mutually agree in writing to amend the Outside Date to any other date as agreed;
(c)by either Parent or the Company (acting on the recommendation of the Special Committee), if the Company Stockholder Approval shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting or at any postponement or adjournment thereof taken in accordance with this Agreement (and the Company Stockholders Meeting shall have concluded); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to (i) any Party whose action or failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure to obtain the Company Stockholder Approval at the Company Stockholders Meeting or (ii) Parent if the failure to obtain the Company Stockholder Approval is due to the failure of any of the Rollover Stockholders to vote any of the Rollover Shares in favor of the approval of the adoption of this Agreement in accordance with the terms and conditions of the Voting Agreement;
(d)by either Parent or the Company (acting on the recommendation of the Special Committee) if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that permanently enjoins or otherwise permanently prohibits the consummation of the Merger and such Order shall become final and non-appealable;
(e)by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company was or shall have become untrue, in either case such that any condition set forth in Section

7.2(a), Section 7.2(b) or Section 7.2(c) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(e) or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if it or Merger Sub is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b);
(f)by the Company (acting on the recommendation of the Special Committee), if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by the Company to the breaching Party describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(f) or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(f) shall not be available to the Company if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c);
(g)by Parent, prior to the time the Company Stockholder Approval is obtained, if a Change of Recommendation shall have been made or occurred;
(h)by the Company (with the prior approval of the Special Committee), prior to the time the Company Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement in respect of a Superior Proposal in accordance with Section 6.2(e); provided that, substantially concurrently with such termination, the Company pays or causes to be paid the Company Termination Fee due to Parent;
(i)by the Company, prior to the time the Company Stockholder Approval is obtained, if a Change of Recommendation shall have been made or occurred in accordance with Section 6.2(e)(ii); or
(j)by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (except for those conditions that by their nature are to be satisfied at the Closing) have been and continue to be satisfied, (ii) the Company has notified Parent in writing that all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or validly waived (or would be satisfied or validly waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time, (iii) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating that the Company’s intention is to terminate this Agreement pursuant to this Section 8.1(j) and (iv) Parent fails to consummate the Closing at the end of such three (3) Business Day period following the delivery of such notice specified in clause (iii) above.

VIII.2Effect of Termination and Abandonment.
(a)In the event of the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except as otherwise expressly provided herein and except that the Confidentiality Agreement and the provisions of Section 6.8 (Publicity), Section 6.10 (Expenses), Section 6.13(e), Section 8.2 (Effect of Termination and Abandonment), and Article IX of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, the termination of this Agreement shall not relieve (i) Parent and Merger from any liability for up to an aggregate of $1,500,000 of monetary damages resulting or arising from such parties’ Fraud occurring prior to such termination and (ii) the Company from any liability for up to an aggregate of $1,500,000 of monetary damages resulting or arising from such party’s Fraud occurring prior to such termination.
(b)In the event that this Agreement is terminated:
(i)(A)    by either the Company or Parent pursuant to Section 8.1(b) (Outside Date) or Section 8.1(c) (Company Stockholder Approval Not Obtained) or by Parent pursuant to Section 8.1(e) (Company Breach);
(A)following the date of this Agreement, an Acquisition Proposal shall have been made publicly or announced or otherwise becomes known, disclosed, or communicated to the Company, the Company Board, or the Special Committee; and
(B)concurrently with or within twelve (12) months of such termination, the Company shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal (regardless of whether the transaction contemplated by such Alternative Acquisition Agreement occurs within the 12-month period) or shall have consummated a transaction that constitutes an Acquisition Proposal; provided that, for purposes of this Section 8.2(b), the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;
(ii)by Parent pursuant to Section 8.1(g) (Change of Recommendation); or
(iii)by the Company pursuant to Section 8.1(h) (Superior Proposal) or Section 8.1(i) (Intervening Event);
then, (1) in the case of Section 8.2(b)(i), upon the earlier of the entry into such definitive agreement or the consummation of such transaction that constitutes an Acquisition Proposal (2) in the case of Section 8.2(b)(ii), as soon as practicable (but in any event within two (2) Business Days) after the termination of this Agreement, and (3) in the case of Section 8.2(b)(iii), substantially concurrently with or prior to the termination of this Agreement, the Company shall pay or cause to be paid a termination fee of $5,277,367 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent. The parties agree that the payment of the Company Termination Fee shall constitute liquidated damages and not a penalty and, together with (i) Parent’s and Merger Sub’s right to up to an aggregate of $1,500,000 of monetary damages resulting or arising from Fraud by the Company, and (ii) a decree or order of specific performance or an injunction or injunctions or other relief pursuant to Section 9.5(b), shall be the sole and exclusive remedies available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby.
(c)In the event that this Agreement is terminated:

(i)by the Company pursuant to Section 8.1(f); or
(ii)by the Company pursuant to Section 8.1(j);
then, within three (3) Business Days after termination of this Agreement, Parent shall pay or cause to be paid a termination fee in an amount equal to $750,000 (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account designated in writing by Parent. The parties agree that the payment of the Parent Termination Fee shall constitute liquidated damages and not a penalty and, together with (i) the Company’s right to up to an aggregate of $1,500,000 of monetary damages resulting or arising from Fraud by Parent or Merger Sub, (ii) a decree or order of specific performance pursuant to Section 9.5(d) or pursuant to the Equity Commitment Letter or the Rollover Agreement, and (iii) the Guarantee shall be the sole and exclusive remedies available to the Company with respect to this Agreement and the transactions contemplated hereby.
(d)In no event shall the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, respectively, on more than one occasion.
Article IX

Miscellaneous and General
IX.1Survival
. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), Section 6.13(e), and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger in accordance with their respective terms. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 6.13(e), and Section 8.2 (Effect of Termination and Abandonment) and the Guarantee shall survive the termination of this Agreement in accordance with its terms. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
IX.2Modification or Amendment
. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub and the Company (by the Company Board (acting on the recommendation of the Special Committee)), or in the case of a waiver, by the Party against whom the waiver is to be effective (and, if such Party is the Company, by the Company Board (acting on the recommendation of the Special Committee)); provided that (i) after the receipt of the Company Stockholder Approval, no amendment shall be made that by applicable Law requires further approval by the Company’s stockholders without obtaining such further approval and (ii) after receipt of approval by Parent as the sole stockholder of Merger Sub, no amendment shall be made that by applicable Law requires further approval by Parent without obtaining such further approval. No amendment or waiver to this Section 9.2¸ Section 6.13(e), Section 9.1, Section 9.5(a), Section 9.8, Section 9.13 and Section 9.14 or any defined term used therein that is adverse to any Lender or Lender Related Party shall be effective as to such Lender or Lender Related Party without the written consent of such Lender or Lender Related Party, as applicable.

IX.3Waiver
. The conditions to each of the respective Parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the fullest extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective (and, if such Party is the Company, by the Company Board (acting on the recommendation of the Special Committee)). No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).
IX.4Counterparts
. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
IX.5Governing Law and Venue; Waiver of Jury Trial; Specific Performance.
(a)This Agreement and any claim, action or proceeding (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or any court from which an appeal therefrom may be taken (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) that many directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other Parties that many directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder in any court other than the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the Chosen Courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten (10) days after such mailing. Notwithstanding anything herein to the contrary, each of the Parties (i) submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan within the City of New York, New York and the appellate courts thereof in any legal proceeding against a Lender or Lender Related Party arising out of or relating to the Debt Financing Commitment or the Debt Commitment Letter or its performance or subject matter, (ii) agrees that all claims in respect of such legal proceeding may be heard and determined in any such court and (iii) agrees not to bring any legal proceeding against a Lender or Lender Related Party arising out of or relating to the Debt Financing Commitment or the Debt Commitment Letter or its performance or subject matter in any other courts. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties agrees that any claims brought against a Lender or Lender Related Party arising out of or relating to the Debt Financing Commitment or the Debt Commitment Letter, its performance or its subject matter shall be governed by the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING THAT MANY DIRECTLY OR INDIRECTLY BE BASED UPON, RELATE TO OR ARISE OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING ANY ACTION AGAINST ANY LENDER OR LENDER RELATED PARTY IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING COMMITMENT, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY), OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREUNDER ARISES OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
(b)The Company acknowledges and agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Company does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breaches or threatens to breach any such provisions. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, subject to the limitations set forth therein and in this Section 9.5(b), Parent shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the Company’s obligation to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement in the Chosen Courts without proof of actual damages (and the Company hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which Parent is entitled at law or in equity. The Company further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
(c)Notwithstanding any other provision of this Agreement to the contrary, under no circumstances will a party or any Affiliate of a party be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages; provided that, notwithstanding anything to the contrary in this Section 9.5(c), the Company expressly acknowledges and agrees that the election to pursue an injunction, specific performance or other equitable relief prior to the termination of this Agreement pursuant to Article VIII shall not restrict, impair or otherwise limit Parent from seeking in the alternative from the Chosen Court monetary damages.
(d)Notwithstanding anything in this Agreement to the contrary, the parties agree that, prior to the termination of this Agreement in accordance with Section 8.1, the Company shall be entitled to enforce specifically Parent’s obligation to consummate the Closing at the time the Closing is required to occur in accordance with this Agreement, if and only if (and only so long as): (i) Parent fails to consummate the Closing on or prior to the date required pursuant to Section 1.2; (ii) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or validly waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but which are then capable of being satisfied); (iii) the Debt Financing Commitment has been funded in accordance with the terms and conditions thereof or will be funded at the Closing in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Investment Commitment is funded, in each case in accordance with the terms thereof; (iv) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate, and will consummate, the Closing in accordance with the terms hereof and, if the Debt Financing Commitment and Equity Investment Commitment are funded, the Company shall take such actions that are required of it by this Agreement to consummate the Closing, as of such date, pursuant to the terms of this Agreement; and (v) Parent shall have failed to consummate the Closing within three (3) Business Days following receipt of such irrevocable notice. Parent further agrees not to assert that a remedy of specific enforcement in accordance with this Section 9.5(d) is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for Parent’s failure to consummate the Closing as described in this Section 9.5(d).
IX.6Notices
. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email; provided that the transmission of the email is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:
If to Parent or Merger Sub:
ARC Document Solutions, Inc.
c/o TechPrint Holdings, LLC
12657 Alcosta Blvd., Suite 200
Sam Ramon, California 94583
Attention: Kumarakulasingam Suriyakumar
Email: [**]

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
10100 Santa Monica Boulevard
Suite 2200

Los Angeles, California 90067
Attention:    Terrence R. Allen
Email: tallen@loeb.com

If to the Special Committee:
ARC Document Solutions, Inc.
12657 Alcosta Blvd, Suite 200
San Ramon, California, 94583
Attention:     Special Committee of the Board of Directors
Email: [**]

with a copy to (which shall not constitute notice):
K&L Gates LLP
300 S. Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention:    Sean M. Jones; Coleman Wombwell
Email: Sean.Jones@klgates.com; Coleman.Wombwell@klgates.com
If to the Company:
ARC Document Solutions, Inc.
12657 Alcosta Blvd, Suite 200
San Ramon, California, 94583
Attention:     Tracey Luttrell, Corporate Counsel & Corporate Secretary; Bradford Brooks, Director
Email: [**]

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP
2600 El Camino Real, Suite 400
Palo Alto, California 94306
Attention: Glenn Luinenburg; Eric Hanson
Email: glenn.luinenburg@wilmerhale.com; eric.hanson@wilmerhale.com with a copy to (which shall not constitute notice):
K&L Gates LLP
300 S. Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention:    Sean M. Jones; Coleman Wombwell
Email: Sean.Jones@klgates.com; Coleman.Wombwell@klgates.com
or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein.
IX.7Entire Agreement.
(a)This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Guarantee, the Voting Agreement and the Commitment Letters, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.
(b)The Company Disclosure Schedule and the Parent Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part and shall not be deemed part of this Agreement for purposes of any provision of the DGCL but shall have the effects provided herein.
IX.8No Third-Party Beneficiaries
. Except as provided in this Section 9.8, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies of any nature hereunder, including the right to rely upon the representations and warranties set forth herein; provided that if, and only if, the Effective Time occurs, (a) the Company’s stockholders shall be third-party beneficiaries of, and entitled to rely on and enforce (by the Company as further provided in this Section 9.8), the right to receive the Merger Consideration pursuant to Section 4.1 (Effect on Capital Stock) and Section 4.2 (Exchange of Share Certificates), (b) the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, and enforce (by the Company as further provided in this Section 9.8), Section 4.3 (Treatment of Company Equity Awards), and (c) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance); provided, further, that, in furtherance but not in limitation of the foregoing, the Company shall have the right, for, in the name of and on behalf of the Company’s stockholders and holders of Company Equity Awards (each of which are third-party beneficiaries of this Agreement solely to the extent required for this provision to be enforceable), to enforce Section 4.1 and Section 4.3 in the event of a breach by Parent or Merger Sub of such sections of this Agreement, it being agreed that in no event shall any such stockholder or holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such stockholders or holders. The Parties further agree that the rights of third-party beneficiaries under the first proviso of this Section 9.8 shall not arise unless and until the Effective Time occurs. Notwithstanding the foregoing, each Lender and Lender Related Party is intended to be, and shall be, an express third-party beneficiary of this Section 9.8¸ Section 6.13(e), Section 9.1, Section 9.2, Section 9.5(a), Section 9.13 and Section 9.14.
IX.9Obligations of Parent and of the Company

. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
IX.10Definitions
. All capitalized terms used in this Agreement will have the meanings assigned to such terms in Annex A attached hereto and incorporated herein by reference or as otherwise defined elsewhere in this Agreement.
IX.11Severability
. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
IX.12Interpretation; Construction.
(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.
(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents to be provided by the Company to Parent or Merger Sub shall include all documents (i) filed or furnished with the SEC and that are publicly available at least three (3) Business Days prior to the date hereof (ii) published or made accessible by the Company or its Representative in the virtual data room established by or on behalf of the Company in connection with the transactions contemplated by this Agreement (and which Parent can access); or (iii) provided by the Company or its Representatives by electronic mail or in person at least three (3) Business Days prior to the date hereof. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference.
(c)The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
IX.13Successors and Assigns
. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Parent or Merger Sub may (i) collaterally assign, in whole or in part, this Agreement and its rights hereunder, to the Lenders or other financing sources or purchasers of debt securities and (ii) transfer or assign their rights and obligations under this Agreement, by written notice to the Company, to one of their Affiliates, in which event all references to Merger Sub or Parent, as applicable, in this Agreement shall be deemed references to such Affiliate, except that all representations and warranties made in this Agreement with respect to Merger Sub or Parent, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Affiliate as of the date of such designation; provided that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement, (b) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement and (c) no assignment shall relieve Merger Sub of its obligations that are unperformed by its assignee. Any purported assignment in violation of this Agreement shall be void and of no force or effect whatsoever.
IX.14No Recourse
. Notwithstanding anything that may be expressed or implied in this Agreement or any certificate or instrument delivered in connection herewith, the Parties acknowledge and agree that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby or any breach (whether willful, intentional, unintentional or otherwise) or any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith or therewith) may only be made against the entities that are expressly identified as Parties hereto and no related parties shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws) based on, arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representations made or alleged to be made in connection herewith. For the avoidance of doubt, all claims, obligations, liabilities, causes of action or proceedings (in each case whether by or through attempted piercing of the corporate veil and whether at law or in equity, and whether sounding in contract, tort, statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, this Agreement, or the negotiation, execution, performance, of this Agreement or the transactions contemplated hereby or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representations made or alleged to be made in connection herewith shall be made only against the Parties and to the maximum extent permitted by law, each Party hereby waives and releases all such claims, obligations, liabilities, cause of action or proceedings against the former, current and future directors, managers, officers, employees, agents, attorneys, auditors, financial auditors or other authorized representatives, Affiliates, Lenders, Lender Related Parties and other financing sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assigns of each of Parent, Merger Sub and any of the foregoing’s respective former, current and future directors, managers, officers, employees, agents, attorneys or other authorized representatives, Affiliates, financing sources, direct or indirect holders of any equity, controlling persons, members, managers, general or limited partners, shareholders and successors and assigns (“Parent Related Parties”). Without limiting the foregoing, no claim will be brought or maintained by any Party or any of its Affiliates or any of their respective successors or permitted assigns against, and no Person shall seek to recover monetary damages from, any Parent Related Party, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder. Notwithstanding the foregoing, for the purpose of clarification, this Section 9.14 shall not affect the right of any party to the Guarantee or the Equity Commitment Letters to enforce its rights therein, in each case, to the extent set forth therein.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

TECHPRINT HOLDINGS, LLC
By:	/s/ Kumarakulasingam Suriyakumar
Name: Kumarakulasingam Suriyakumar
Title: Manager
TECHPRINT MERGER SUB, INC.
By:	/s/ Kumarakulasingam Suriyakumar
Name: Kumarakulasingam Suriyakumar
Title: President
ARC DOCUMENT SOLUTIONS, INC.
By:	/s/ Tracey Luttrell
Name: Tracey Luttrell
Title: Corporate Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

ANNEX A
DEFINED TERMS
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement on terms, including with respect to the “standstill” provisions thereof, at least as restrictive as those contained in the Confidentiality Agreement that is executed, delivered and effective after the execution and delivery of this Agreement.
“Acquisition Proposal” means any proposal or offer by any Person or Group with respect to (i) a merger, joint venture, partnership, consolidation, tender offer, license, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or assets, in each case, representing twenty percent (20%) or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company; (ii) a dissolution, liquidation, recapitalization, reorganization or similar transaction involving the Company or any of its Subsidiaries or assets, (iii) any direct or indirect purchase, acquisition, lease, license or exchange by any Person or Group resulting in, or proposal or offer, which if consummated would result in, any Person or Group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of twenty percent (20%) or more of (x) the total voting power of any class of equity securities of the Company, or those of any of its Subsidiaries or (y) assets representing twenty percent (20%) or more of the consolidated net revenues or total assets (including equity securities of its Subsidiaries or any other entity) of the Company; or (iv) any combination of the foregoing, in each case, other than the transactions contemplated by this Agreement.
“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, provided that (w) none of Parent, Merger Sub or the Rollover Stockholders shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company and (x) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of Parent, Merger Sub or the Rollover Stockholders, in each case, for any purpose hereunder.
“Business Day” means any day ending at 11:59 p.m. (Pacific time) other than a Saturday or Sunday or a day on which banks in San Francisco County, California are required or authorized to close.
“Company Credit Agreement” means that certain Credit Agreement, dated as of April 22, 2021, by and among ARC Document Solutions, LLC, the lenders and other parties thereto, U.S. Bank National Association, as administrative agent, L/C issuer, and swing line lender, and BMO Harris Bank N.A. as the syndication agent, as amended and as in effect from time to time.
“Company ESPP” means the Company’s Amended and Restated 2005 Employee Stock Purchase Plan, as amended and as in effect from time to time.
“Company Stock Plans” means the Company 2021 Incentive Plan, Company 2014 Stock Incentive Plan and the Company 2005 Stock Plan, in each case as amended and as in effect from time to time.
“Company Stockholder Approval” means the adoption of this Agreement by affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon.
A-1

“Confidential Data” means all data for which (i) the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company and (ii) confidential data or other trade secrets included in Owned Intellectual Property or processed by the Company or any of its Subsidiaries.
“Confidentiality Agreement” means that certain letter agreement, by and between the Company and Kumarakulasingam Suriyakumar, dated as of June 27, 2024.
“Dissenting Shares” means Shares issued and outstanding immediately prior to the Effective Time (other than such Shares that are to be cancelled or converted in accordance with Section 4.1(b) or Section 4.1(c)) that are held by stockholders of the Company who (i) did not vote in favor of this Agreement or the Merger (or consent thereto in writing), (ii) is entitled to demand appraisal rights with respect to such Shares, and (iii) who has properly demanded and perfected such holder’s right to appraisal with respect to such Shares in accordance with, complies in all respects with, and has not effectively withdrawn, failed to perfect, or otherwise lost such holder’s right to appraisal with respect to such Shares, in each case, pursuant to Section 262 of the DGCL.
“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.
“Equity Investors” means Kumarakulasingam Suriyakumar and Sujeewa Sean Pathiratne.
“Fraud” means actual and intentional fraud as determined pursuant to the Laws of the State of Delaware, and, for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge or negligent misrepresentation.
“Group” shall have the meaning given to such term under Section 13 of the Exchange Act.
“Hazardous Substance” means (i) any substance, material, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws and (ii) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, means (i) all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees), (ii) any contingent liability for or guaranty by a Person of any such obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person or such Person’s Subsidiaries in any property as security for any such liability, guaranty or obligation) or (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case to the extent drawn), in the case of (i) through (iii), whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.
“Intellectual Property” means all rights arising in any jurisdiction throughout the world arising under, provided by, or associated with any of the following: (i) patents and patent applications, including any renewals, reissuances, modifications, continuations, continuations-in-part, revisions, divisionals, reexaminations, extensions and foreign counterparts thereof; (ii) trademarks, service marks, trade dress, logos, trade names and other designations of source or origin; (iii) internet domain names, social media accounts, uniform resource locators (URLs), and other identifiers and locators associated with Internet addresses and sites; (iv) copyrights and corresponding rights of authors in works of authorship (including in software as a work of authorship); (v) trade secrets and industrial secret rights, and intellectual property rights in inventions, know-how, data, databases, software, processes, and confidential or proprietary business, financial, or technical information; (vi) any other similar or equivalent intellectual property or proprietary right in any jurisdiction; and (vii) any registration of or applications for any of the foregoing.
“IT Systems” means the software, mobile applications, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, in each case, owned or controlled by the Company or any of its Subsidiaries for use in the conduct of its business as it is currently conducted.
“Knowledge” means, when used with respect to the Company, the actual knowledge of the Persons listed on Section A.1 of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of the persons listed on Section A.1 of the Parent Disclosure Schedule.
“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.
“Lien” means any mortgage, lien, license (other than non-exclusive licenses of Intellectual Property entered into in the ordinary course of business), pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, other than restrictions on transfer arising under applicable securities Laws.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or circumstance has or would be reasonably likely to have a materially adverse effect on: (i) the business, assets, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; or (ii) the ability of the Company to consummate the transactions contemplated hereby, including the Merger, on a timely basis; provided, however, that, for the purposes of clause (i) only, no change, effect, event, occurrence, state of facts or circumstance resulting from or arising out of any of the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur: (A) changes generally affecting the economy, financial, credit, or securities markets, or political conditions; (B) changes generally affecting the industries or geographic regions in the United States or elsewhere in which the Company and its Subsidiaries or their customers operate; (C) changes or proposed changes in applicable Laws or U.S. GAAP or other accounting standards or interpretations thereof; (D) acts of war, hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (E) natural disasters, pandemics, epidemics, or other force majeure events (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)); (F) a decline in the price or trading volume of the Shares on Nasdaq or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (G) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (H) (x) the identity of Parent or Merger Sub or (y) the announcement, pendency or consummation of this Agreement or the Merger, including, in each case the impact thereof on relationships with employees, customers, suppliers, distributors, partners, vendors or other Persons; (I) the availability or cost of equity, debt or other financing to Parent or Merger Sub; or (J) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken at the written request of Parent or Merger Sub or with the written consent of Parent or Merger Sub or expressly contemplated by this Agreement; except, in the case of clauses (A) through (E), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences, state of facts or circumstances, compared to other companies in the industry in which the Company and its Subsidiaries operate and then solely to the extent of any such disproportionality.
“Non-Recused Directors” means the members of the Company Board other than the Recused Directors.
“NYSE” means the New York Stock Exchange.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including all Registered Intellectual Property.
“Owned Source Code” means source code included in the Owned Intellectual Property.
“Permitted Liens” means: (I) Liens for current Taxes or assessments that are (x) not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (II) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (III) with respect to the Leased Real Property or Owned Real Property, zoning, entitlement, building, and other land use regulations imposed by any Governmental Authority having jurisdiction over such Leased Real Property or Owned Real Property, which are not violated by the current use and operation of such Leased Real Property or Owned Real Property; (IV) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder that does not materially impair the use, occupancy or value of such Leased Real Property; (V) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (VI) Liens to the extent specifically disclosed or reflected on the consolidated balance sheet of the Company for the quarterly period ended June 30, 2024 (including any notes thereto) and/or securing Indebtedness or other obligations reflected on such balance sheet and disclosed on the Company Disclosure Schedule; (VII) Liens to be released at or prior to Closing; and (VIII) Liens relating to intercompany borrowings among a Person and its wholly owned subsidiaries.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.
“Personal Information” means any information that (i) specifically identifies, is reasonably capable of being associated with, or could reasonably be linked with a particular individual or household, or (ii) is otherwise defined as “personal information,” “personal data,” or “personally identifiable information” under any applicable privacy Laws.
“Privacy and Security Requirements” means, to the extent applicable to the Company and its Subsidiaries and to the extent pertaining to the privacy, data security, use, disclosure, interoperability, or Processing of Personal Information or PHI, all: (a) Laws; (b) contractual obligations of the Company; and (c) public policies issued by any Governmental Authority binding on the Company.
“Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.
“Real Property Leases” means the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.
“Recused Directors” means the members of the Company Board listed on Section A.2 of the Company Disclosure Schedule.
“Registered Intellectual Property” means all Owned Intellectual Property that is issued by, registered with or the subject of a pending application before any Governmental Authority or (in the case of domain name registrations) any domain name registrar.
“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.
“Rollover Agreement” means that certain Rollover Agreement, as of August 27, 2024 by and among Parent and the Persons listed on the Schedule A attached thereto, attached hereto as Exhibit D.
“Rollover Shares” shall have the meaning given to such term under the Rollover Agreement.
“Rollover Stockholders” means (i) the Person(s) set forth on Section A.1(i) of the Parent Disclosure Schedule or (ii) with the prior written consent of the Company (acting on the recommendation of the Special Committee), any other Person, if and only if Parent or any of its Affiliates enters into the Rollover Agreement with such Person(s) on the date of this Agreement or during the period between the date of this Agreement and the Effective Time, in each case, providing for such Person(s) to contribute, transfer and assign all of his, her or its right, title and interest in the number of Shares owned by such Person(s) as specified in the Rollover Agreement to Parent or certain of its Affiliates in exchange for certain equity securities in Parent or an Affiliate thereof.
“Solvent” means, with respect to any Person, that, as of any date of determination (a) the present fair value on a going concern basis of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value on a going concern basis of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (with references therein to twenty percent (20%) being deemed to be replaced with references to fifty percent (50%)), by a Person or Group that either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel and after taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or Group making such Acquisition Proposal, as the Company Board (acting on the recommendation of the Special Committee) or the Special Committee deems relevant, to be reasonably likely to be consummated if accepted and, if consummated, would be more favorable to the Company’s stockholders (in their capacity as such) (other than the Rollover Stockholders) than the Merger (taking into account, as the Company Board (acting on the recommendation of the Special Committee) or the Special Committee deems relevant, all legal, regulatory, financial, financing and other aspects of such Acquisition Proposal and, if applicable, any adjustments or revisions to the terms and conditions of this Agreement, the Commitment Letters and/or Guarantee committed to in writing by Parent pursuant to Section 6.2(e)(i)).
“Tax” or “Taxes” means all federal, state, local, provincial or foreign income, windfall or other profits, franchise, gross receipts, capital, capital stock, payroll, sales, employment, social security, unemployment, use, ad valorem, property, estimated, withholding, excise, severance, stamp, customs duties, occupation, value added, inventory, license, transfer, and any other charge in the nature of tax imposed by any Governmental Authority, together with all interest, penalties and additions to tax imposed with respect to such amounts, whether disputed or not.

“Tax Return” means any returns, reports, declarations, elections, claims for refunds, estimated tax filings, information returns or similar filings filed or required to be filed with any Governmental Authority with respect to Taxes, including any attachments thereto and any amendments thereof.
“Tax Sharing Agreement” means any Tax sharing, Tax allocation or Tax indemnity agreement (other than (x) any commercial, lease, or acquisition agreement, a principal purpose of which is not related to Taxes or (y) any agreement exclusively between or among the Company and/or its Subsidiaries).
“Transfer Taxes” means any and all sales, use, stamp, transfer, value-added, excise, registration, documentary, recording or similar Taxes, fees or charges and all interest and penalties due in connection therewith imposed on or in connection with the purchase, sale or transfer of the Companies.
“U.S. GAAP” means United States generally accepted accounting principles.

Term	Section
Action	5.1(h)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(v)
Antitrust Law	6.5(e)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(i)(i)
Book-Entry Shares	4.1(a)
Bylaws	2.2
Certificate of Merger	1.3
Change of Recommendation	6.2(d)(v)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Commitment Letters	5.2(g)(ii)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	5.1
Company Equity Awards	4.2(b)
Company ESPP Purchase Period	4.4
Company Option	4.3(a)(i)
Company Permits	5.1(j)(ii)
Company Recommendation	5.1(c)(iii)
Company Reports	5.1(e)(i)
Company RSA	4.3(b)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.2(b)
Contract	5.1(d)(ii)
Current ESPP Purchase Period	4.4

D&O Insurance	6.11(c)
Debt Commitment Letter	5.2(g)(i)
Debt Financing Commitment	5.2(g)(i)
Definitive Agreements	6.13(a)
DGCL	Recitals
DTC	4.2(c)(i)
Effective Time	1.3
Equity Commitment Letter	5.2(g)(ii)
Equity Investment Commitment	5.2(g)(ii)
ERISA	5.1(i)(i)
Exchange Act	5.1(d)(i)
Excluded Shares	4.1(a)
Financing	5.2(g)(ii)
Financing Commitments	5.2(g)(iii)
Governmental Authority	5.1(d)(i)
Guarantee	Recitals
Guarantor	Recitals
HSR Act	5.1(d)(i)
Indemnified Parties	6.11(a)
Outside Date	8.1(b)
Intended Tax Treatment	1.4
Intervening Event	6.2(e)(ii)
IRS	5.1(i)(i)
July Dividend	6.18
Labor Agreement	5.1(p)(i)
Laws	5.1(j)(i)
Lenders	5.2(g)(i)
Letter of Transmittal	4.2(c)(i)
Material Contract	5.1(k)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Option Spread	4.3(a)(ii)
Order	5.1(h)
Organizational Documents	5.1(a)(ii)
Outside Date	8.1(b)
Owned Real Property	5.1(l)(ii)
Parent	Preamble
Parent Disclosure Schedule	5.2
Parent Related Parties	9.14
Parent Termination Fee	8.2(c)(ii)
Parties	Preamble
Party	Preamble
Paying Agent	4.2(a)
Payment Fund	4.2(b)

Proxy Statement	6.3(a)
Rollover Company Option	4.3(a)(iii)
Schedule 13E-3	6.3(a)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Share Certificate	4.1(a)
Shares	4.1(a)
Special Committee	Recitals
Surviving Corporation	1.1
Surviving Corporation Common Stock	4.1(c)
Tail Period	6.11(c)
Takeover Statute	5.1(m)
Unvested Share	4.3(b)
Voting Agreement	Recitals

EXHIBIT A

FORM OF VOTING AGREEMENT

See attached.

VOTING AGREEMENT

VOTING AGREEMENT, dated as of August 27, 2024 (together with the Schedules hereto, as amended, this “Agreement”), by and among TechPrint Holdings, LLC, a Delaware limited liability company (the “Parent”), the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), and ARC Document Solutions, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial (within the meaning of Rule 13d-3 promulgated under the Exchange Act) owner of the number of Shares set forth opposite such Stockholder’s name on Schedule A attached hereto and incorporated herein by reference (together with such additional shares of capital stock of the Company that become owned of record or beneficially by such Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, or by Parent, in each case, after the date hereof until the Expiration Date (as defined below), the “Subject Shares”);
WHEREAS, concurrently with the execution of this Agreement, Parent, TechPrint Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent;
WHEREAS, concurrently with the execution of this Agreement, the Stockholders are entering into a Rollover Agreement with Parent (the “Rollover Agreement”), pursuant to which, subject to the terms and conditions contained therein, the Stockholders have agreed to contribute, transfer and assign to Parent all of his, her or its right, title and interest in the number of Subject Shares specified therein at the time or times specified therein;
WHEREAS, the Company Board (acting on the recommendation of the Special Committee) has by unanimous vote of the Non-Recused Directors (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to the Company and its stockholders (other than the holders of Excluded Shares), (ii) approved and declared advisable the Merger Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) resolved to recommend that the stockholders of the Company vote to approve the Merger Agreement, in each case on the terms and subject to the conditions set forth in the Merger Agreement, and (v) directed that the Merger Agreement be submitted to the Company’s stockholders for its adoption; and
WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that Parent and the Stockholders enter into this Agreement, and Parent and the Stockholders desire to enter into this Agreement to induce the Company to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:
1.Voting of Shares. From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, Parent and each Stockholder shall appear in person or by proxy at every such meeting, and at every adjournment or postponement thereof, and vote or cause to be voted the Subject Shares (unless the Company Board (acting on the recommendation of the Special Committee) or the Special Committee has made a Change of Recommendation) (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and (ii) against any other action, agreement or transaction that has not been recommended by the Company Board (acting on the recommendation of the Special Committee) or the Special Committee and that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

2.Transfer of Shares. Parent and each Stockholder covenants and agrees that during the period from the date of this Agreement through the Expiration Date, such Person will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be transferred, any of the Subject Shares (provided, that nothing in this clause (i) shall prohibit Transfers of Subject Share(s) from any Stockholder(s) to Parent or any other Stockholder(s)), (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement, arrangement or understanding with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of any Subject Shares or (iv) take any other action for the purpose of materially restricting, limiting or interfering with the performance of Parent’s or such Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any Transfers of Subject Share(s) by Parent or any Stockholder in connection with the transactions contemplated by the Merger Agreement, the Rollover Agreement or the Equity Commitment Letter.

3.Acquisition Proposals.
Nothing in this Agreement shall limit or restrict Parent or any Stockholder from engaging in discussions and/or negotiations with Parent and/or any other Stockholder in furtherance of Parent’s negotiations with the Company to make adjustments or revisions to the terms of the Merger Agreement, the Commitment Letters and/or the Guarantee as permitted by Section 6.2 of the Merger Agreement.
4.Additional Covenants.

(a)Waiver of Appraisal Rights. Parent and each Stockholder hereby waives, to the full extent of the Law, and agrees not to assert, any appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger (unless the Company Board (acting on the recommendation of the Special Committee) or the Special Committee has made a Change of Recommendation) with respect to any and all Subject Shares.

(b)Documentation and Information. Parent and each Stockholder shall permit and hereby authorizes the Company and each Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company Board (acting on the recommendation of the Special Committee), the Special Committee or Parent reasonably determines to be necessary in connection with the Merger and any of the related transactions, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments and obligations under this Agreement.

5.Representations and Warranties of Parent and each Stockholder. Parent and each Stockholder on its own behalf hereby represents and warrants to the Company, severally and not jointly, with respect to such Person as follows:

(a)Authority. Such Person has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Person and constitutes a valid and binding obligation of such Person enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. If such Person is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Other than as provided in the Merger Agreement and any filings by such Person with the SEC, the execution, delivery and performance by such Person of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or such Person’s ability to observe and perform such Person’s material obligations hereunder.

(b)No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Person or to such Person’s property or assets.

(c)The Subject Shares. Such Stockholder is the record and beneficial owner of, as such ownership is determined in accordance with Section 13(d) of the Exchange Act, or is a trust or estate that is the record holder of and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder’s name on Schedule A attached hereto and incorporated herein by reference, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than (i) such Stockholder’s obligation to contribute, transfer and assign all of such Stockholder’s right, title and interest in the Subject Shares pursuant to the Rollover Agreement and (ii) any of the foregoing that would not prevent or delay Parent’s or such Stockholder’s ability to perform Parent’s or such Stockholder’s obligations hereunder. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such

Stockholder’s name on Schedule A attached hereto and incorporated herein by reference (except for any shares of the capital stock of the Company issuable to such Stockholder pursuant to a Rollover Company Option). Such Stockholder has, or, subject to the terms of the Rollover Agreement, Parent or such Stockholder will have at the time of the applicable stockholder meeting, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares (it being understood (x) in the case of Stockholders that are trusts, that the trustees thereof have the right to cause such Stockholders to take such actions, and (y) in the case of Subject Shares held in a 401(k) plan, any such Subject Shares for which a direction to vote is not given may be voted in accordance with the plan documents), and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay Parent’s or a Stockholder’s ability to perform its obligations hereunder. Except for the Rollover Agreement, (i) there are no agreements, arrangements or understandings of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite such Stockholder’s name on Schedule A attached hereto and incorporated herein by reference (other than a Transfer from one Stockholder to another Stockholder or to Parent) and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d)Reliance by the Company. Such Person understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Person’s execution and delivery of this Agreement.

(e)Litigation. As of the date hereof, to the knowledge of such Person, there is no action, proceeding or investigation pending or threatened against such Person that questions the validity of this Agreement or any action taken or to be taken by such Person in connection with this Agreement.

(f)Other Agreements. Such Person is not subject to any obligation that would restrict it from making an Acquisition Proposal, in each case other than as provided in the Confidentiality Agreement. As of the date hereof, other than the Rollover Agreement, the Confidentiality Agreement (and Undertakings thereunder), the Commitment Letters, the Guarantee and this Agreement (collectively, the “Subject Agreements”), true and complete copies of which have been provided to the Company, there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between such Person or any of its Affiliates, on the one hand, and any other Person, on the other hand, relating in any way to the Merger Agreement or the transactions contemplated by the Merger Agreement, or to the ownership or operations of the Company after the Effective Time. Except as expressly set forth therein, none of the Subject Agreements shall survive termination of the Merger Agreement without consummation of the Merger. Such Person will not agree to amend any Subject Agreement to which it is a party or enter into any agreement that would be required to be included in the definition of Subject Agreement if such agreement were in existence on the date hereof, in each case if such amendment or agreement would restrict such Person from taking any of the actions set forth in the first sentence of this paragraph (f) or otherwise restrict or prevent such Person from complying with its obligations hereunder.

(g)Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Person.

(h)Waiver of Appraisal Rights. Such Person (i) is sophisticated and informed, (ii) has specifically assented to this Agreement in exchange for valuable consideration, (iii) was represented by counsel in connection with this Agreement and (iv) had the ability to negotiate the terms and provisions of this Agreement.
6.Representations and Warranties of the Company. The Company represents and warrants to Parent and the Stockholders as follows: The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement and the Merger Agreement, subject only to obtainment of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

7.Stockholder Capacity. No Person executing this Agreement (other than the Company) who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement, arrangement or understanding in this Agreement in such Person’s capacity as a director or officer of the Company. Each Person executing this Agreement (other than the Company) is entering into this Agreement solely in such Person’s capacity as the present or future record holder or beneficial owner of, or as a trust whose beneficiaries are the beneficial owners of, Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by such Person in such Person’s capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by a Person executing this Agreement (other than the Company) in such Person’s capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

8.Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of: (A) the Effective Time, (B) the termination of the Merger Agreement in accordance with its terms and (C) any written agreement of Parent, the Stockholders and the Company to terminate this Agreement.

9.Specific Performance. Parent and each Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (b) the Company is relying on such covenants in connection with entering into the Merger Agreement and (c) irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that such Person does not perform any of the provisions of this Agreement (including failing to take such actions as are required of such Person hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provision. It is accordingly agreed that, at any time prior to the Expiration Date, the Company shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, in the Chosen Courts without proof of actual damages (and Parent and each Stockholder hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Parent and each Stockholder further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
10.Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement and any claim, action or proceeding (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties to this Agreement (i) expressly submits to the personal jurisdiction and venue of the Chosen Courts, in the event any dispute between the parties to this Agreement (whether in contract, tort or otherwise) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (iii) agrees that it shall not bring any claim, action or proceeding against any other parties to this Agreement that many directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder in any court other than the Chosen Courts. Each party to this Agreement hereby irrevocably consents to the service of process of any of the Chosen Courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 13, such service to become effective ten (10) days after such mailing.

(b)WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING THAT MAY DIRECTLY OR INDIRECTLY BE BASED UPON, RELATE TO OR ARISE OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREUNDER. EACH PARTY TO THIS AGREEMENT (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(b).

11.Entire Agreement; Amendments. This Agreement and the Merger Agreement constitute the entire agreement with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Company, Parent and each of the Stockholders in writing. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee. In addition to any approval of the Company Board, and without limiting the other requirements set forth herein, the prior approval of the Special Committee shall be required for the Company to take or refrain from taking any action in connection with this Agreement at the request or direction of Parent and/or one or more of the Stockholders.

12.Assignment; No Third-Party Beneficiaries. No Party to this Agreement may assign such party’s respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the other parties hereto. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

13.Notice. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email; provided that the transmission of the email is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:

(A)	if to the Company to:

ARC Document Solutions, Inc.
12657 Alcosta Blvd., Suite 200
Sam Ramon, California 94583
Attention: Special Committee of the Board of Directors
Email: [**]

with a copy to (which shall not constitute notice):

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Sean M. Jones; Coleman Wombwell
Email: Sean.Jones@klgates.com; Coleman.Wombwell@klgates.com

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP
2600 El Camino Real, Suite 400

Palo Alto, California 94306
Attention: Glenn Luinenburg; Eric Hanson
Email: glenn.luinenburg@wilmerhale.com; eric.hanson@wilmerhale.com

(B) if to Parent:

ARC Document Solutions, Inc.
c/o TechPrint Holdings, LLC
12657 Alcosta Blvd., Suite 200
Sam Ramon, California 94583
Attention: Kumarakulasingam Suriyakumar
Email: [**]

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
10100 Santa Monica Boulevard
Suite 2200
Los Angeles, California 90067
Attention: Terrence R. Allen
Email: tallen@loeb.com

(C)    if to any Stockholders to the addresses or email address set forth on the signature page hereto (or such other address or email address as shall be specified by like notice).

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein.
14.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

15.Section Headings. The article and section headings of this Agreement are for convenience of reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

16.Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile, of “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties to this Agreement and delivered (electronically or otherwise) to the other parties to this Agreement.

[Remainder of page intentionally left blank]

EXHIBIT B

FORM OF GUARANTEE

See attached.

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of August 27, 2024 (this “Limited Guarantee”), by Kumarakulasingam Suriyakumar (the “Guarantor”), in favor of ARC Document Solutions, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among TechPrint Holdings, LLC, a Delaware limited liability company (“Parent”), TechPrint Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties” and each, a “Parent Party”), and the Guaranteed Party (the “Merger Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
1. Limited Guarantee. To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due, complete and punctual payment, observance, performance and discharge of the payment obligations of Parent Parties with respect to (i) the Parent Termination Fee, if and when due pursuant to Section 8.2 of the Merger Agreement, and (ii) up to $1,500,000 of monetary damages resulting or arising from Parent’s or Merger Sub’s Fraud with respect to the Merger Agreement or the transactions contemplated thereby (each, an “Obligation” and, collectively, the “Obligations”). If a Parent Party fails or refuses to pay, observe, perform or discharge any of the Obligations when due, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of the Obligations shall, at the Guaranteed Party’s option, become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option and in its sole discretion, and so long as a Parent Party has failed or refuses to pay, observe, perform or discharge any of the Obligations, take any and all actions available hereunder and under applicable Law to enforce the Obligations against the Guarantor. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or proceeding or actions or proceedings against the Guarantor for the full amount of the Obligations, regardless of whether action or proceeding is, or actions or proceedings are, brought against any of the Parent Parties, and regardless of whether any of the Parent Parties is joined in any such action or proceeding or actions or proceedings. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor shall not have any obligation or liability to any Person under this Limited Guarantee other than as expressly set forth herein; provided that the foregoing is not intended to diminish or otherwise limit in any way the Guaranteed Party’s rights under the Merger Agreement. The provisions of this Limited Guarantee shall not be construed to diminish or otherwise impair in any respect the Guaranteed Party’s rights under the Merger Agreement to specific performance as provided in the Merger Agreement, and without those rights, the Guaranteed Party would not have entered into the Merger Agreement.
2. Nature of Limited Guarantee. The Guaranteed Party shall not be obligated to file any claim, action or proceeding relating to the Obligations in the event that either Parent Party becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment by a Parent Party or the Guarantor to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligation (subject to the terms and conditions hereof) as if such payment had not been made. The guarantee made by the Guarantor by this Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection. Notwithstanding any other provision of this Limited Guarantee, the Guaranteed Party hereby agrees that the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Limited Guarantee, any defense to such payment or performance that the Parent Parties may have under the terms of the Merger Agreement, other than defenses arising exclusively from the bankruptcy or insolvency of any Parent Party. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent the Parent Parties are relieved (other than by operation of any bankruptcy, insolvency or similar Law) of all or any portion of the Obligations, the Guarantor shall be similarly relieved of all or such portion of the Obligations under this Limited Guarantee.
3. Changes in the Obligations; Certain Waivers.
(a) The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or consent of the Guarantor, extend the time of payment of any Obligation, and may also enter into any agreement with any of the Parent Parties for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any amendment or modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and any Parent Party without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against any Parent Party or any other Person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of any Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any Obligation; (iii) the addition, substitution or release of any Parent Party or other Person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of any of the Parent Parties or any other Person interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of the Parent Parties or any other Person interested in the transactions contemplated by the Merger Agreement or affecting any of their respective assets; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against any of the Parent Parties or the Guaranteed Party, whether in connection with any Obligation or otherwise; or (vii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any Obligation. To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligation incurred and all other notices of any kind (except for notices to be provided to the Parent Parties in accordance with the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Parent Parties or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of any Obligation that are available to any of the Parent Parties under the Merger Agreement (except for defenses arising exclusively from the bankruptcy or insolvency of any Parent Party) or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that (i) it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and (ii) that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(b) The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any claim, action or proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.
4. No Waiver. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.
5. Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that:
(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any Law or contractual restriction binding on the Guarantor or its assets;
(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guarantee;
(c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception; and
(d) the Guarantor has the financial capacity to pay and perform the Obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill the Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8.
6. Assignment; No Third-Party Beneficiaries. Neither the Guarantor nor the Guaranteed Party may assign their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be. Subject to the foregoing, all of the terms and provisions of this Limited Guarantee shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Limited Guarantee shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Limited Guarantee or any provision hereof.
7. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Limited Guarantee shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email; provided that the transmission of the email is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:
If to the Guarantor to:

ARC Document Solutions, Inc.
c/o Kumarakulasingam Suriyakumar
12657 Alcosta Blvd., Suite 200
Sam Ramon, California 94583
Attention: Kumarakulasingam Suriyakumar
Email: [**]

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard
Suite 2200
Los Angeles, California 90067
Attention: Terrence R. Allen
Email: tallen@loeb.com

If to the Guaranteed Party to:

ARC Document Solutions, Inc.
12657 Alcosta Blvd, Suite 200
San Ramon, California, 94583
Attention: Tracey Luttrell, Corporate Counsel & Corporate Secretary; Bradford Brooks, Director
Email: [**]

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP
2600 El Camino Real, Suite 400
Palo Alto, California 94306
Attention: Glenn Luinenburg; Eric Hanson
Email: glenn.luinenburg@wilmerhale.com; eric.hanson@wilmerhale.com with a copy to (which shall not constitute notice):

K&L Gates LLP
300 S. Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Sean M. Jones; Coleman Wombwell
Email: Sean.Jones@klgates.com; Coleman.Wombwell@klgates.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein.

8. Continuing Guarantee. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns (and its executors, administrators, personal representatives and heirs, but only in their capacity as such) until the Obligations have been indefeasibly paid, observed, performed and satisfied in full- in cash, at which time this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest to occur of (i) the Closing, (ii) the termination of the Merger Agreement by mutual consent of the parties thereto or under circumstances in which Parent would not be obligated to make any payment under the Merger Agreement and (iii) ninety (90) days (or, with respect to the Obligations specified in clause (ii) of Section 1 of this Limited Guarantee, one hundred eighty (180) days) following the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to make a payment pursuant to Section 8.2(b) of the Merger Agreement unless a claim for such a payment has been made in writing setting forth in reasonable detail the basis for such claim prior thereto.  Notwithstanding the foregoing, (1) the parties hereto acknowledge and agree that this Limited Guarantee shall not terminate for so long as a claim made in accordance with clause (iii) above remains unresolved, and (2) in the event that the Guaranteed Party or any of its controlled affiliates asserts in any litigation or other proceeding that the provisions of this Limited Guarantee limiting Guarantor’s liability to the Obligations (in the maximum amount thereof pursuant hereto) are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against any Non-Recourse Party or, other than its rights to recover from the Guarantor with respect to the Obligations, or Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if Guarantor has previously made any payments under this Limited Guarantee, Guarantor shall be entitled to recover such payment(s) and (z) neither Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby or under this Limited Guarantee.
9. No Recourse.
(a)    The Guaranteed Party acknowledges the separate corporate existence of each of the Parent Parties and that, as of the date hereof, each of Parent’s and Merger Sub’s sole assets (if any) are a de minimis amount of cash, and that no additional funds are expected to be contributed to the Parent Parties unless and until the Closing occurs. Notwithstanding the fact that the Guarantor may be an individual, by the Guaranteed Party’s acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that it has no right of recovery against, no recourse shall be had against and no personal liability shall attach to, any former, current and future direct or indirect agents, Affiliates, attorneys or other representatives of the Guarantor, or any of their respective successors or assignees (and its respective executors, administrators, personal representatives and heirs, but only in their capacity as such) or any of the former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, Lenders, attorneys or other representatives or successors or assignees of any of the foregoing, including, without limitation and for the purpose of clarification, any of the former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, Lenders, attorneys or other representatives or successors or assignees of the Parent Parties (a “Specified Person” and together, the “Specified Persons”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim

(whether at law or equity in tort, contract or otherwise) by or on behalf any of the Parent Parties against any Specified Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, for the avoidance of doubt, for its rights to recover from the Guarantor under and to the extent provided in this Limited Guarantee; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Specified Person for any obligation of the Guarantor or any of its successors or permitted assigns (or its executors, administrators, personal representatives and heirs, but only in their capacity as such) under this Limited Guarantee or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or for any claim (whether at law or in equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligation or their creation. Recourse against the Guarantor under this Limited Guarantee, subject to the limitations and conditions set forth herein, shall be the sole and exclusive remedy of the Guaranteed Party against the Guarantor and any Specified Person in respect of the Obligations. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of any Parent Party to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein. The Specified Persons are intended third party beneficiaries of the provisions of this Section 9 entitled to enforce the same. For the avoidance of doubt, (i) this Section 9 shall not limit the Company’s ability to pursue its specific performance rights in accordance with the Merger Agreement, the Equity Commitment Letter and the Rollover Agreement, and (ii) the Specified Person or Specified Persons shall not include the Parent Parties or the Guarantor.
(b)    For the purposes of this Limited Guarantee, pursuit of a claim against a Person by the Guaranteed Party or any Related Person of the Guaranteed Party shall be deemed to be pursuit of a claim by the Guaranteed Party.  A Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such second Person, adds such second Person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second Person.

(c)    For the purposes of this Limited Guarantee, the term “Related Person” shall mean, with respect to any person, any controlled affiliate of such person, but shall not include Parent, Merger Sub or any of their controlled affiliates.

10.    Release.  By its execution of this Limited Guarantee, the Guaranteed Party hereby covenants and agrees that (a) neither the Guaranteed Party nor any of its Related Persons, and the Guaranteed Party agrees to the maximum extent permitted by law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery against Guarantor or any Specified Person under the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned Persons) each and every such right against, and hereby releases, the Guarantor and each Specified Person from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby or hereby, whether by or through attempted piercing of the corporate (limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent, Merger Sub or any other Person against any Specified Person, or otherwise under any theory of law or equity (the “Released Claims”), other than (i) claims against the Parent and the Merger Sub, (ii) claims against Guarantor and their permitted assignees pursuant to this Limited Guarantee (subject to the limitations set forth herein), and (iii) rights to specific performance in accordance with the Merger Agreement, the Equity Commitment Letter and the Rollover Agreement and (b) recourse against Guarantor and their permitted assignees under this Limited Guarantee (subject to the limitations set forth herein) shall be the sole and exclusive remedy of the Guaranteed Party against Guarantor or any Specified Person (other than Parent and Merger Sub) with respect to the Released Claims.

11. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Limited Guarantee and any claim, action or proceeding (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Limited Guarantee or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties to this Limited Guarantee (i) expressly submits to the personal jurisdiction and venue of the Chosen Courts, in the event any dispute between the parties to this Limited Guarantee (whether in contract, tort or otherwise) that may directly or indirectly be based upon, relate to or arise out of this Limited Guarantee or any transaction contemplated hereby, or the negotiation, execution or performance hereunder, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (iii) agrees that it shall not bring any claim, action or proceeding against any other parties to this Limited Guarantee that many directly or indirectly be based upon, relate to or arise out of this Limited Guarantee or any transaction contemplated hereby, or the negotiation, execution or performance hereunder in any court other than the Chosen Courts. Each party to this Limited Guarantee hereby irrevocably consents to the service of process of any of the Chosen Courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 7, such service to become effective ten (10) days after such mailing.
(b) WAIVER OF JURY TRIAL. EACH PARTY TO THIS LIMITED GUARANTEE HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING THAT MAY DIRECTLY OR INDIRECTLY BE BASED UPON, RELATE TO OR ARISE OUT OF THIS LIMITED GUARANTEE OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREUNDER. EACH PARTY TO THIS LIMITED GUARANTEE (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS LIMITED GUARANTEE HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(b).
12. Entire Agreement; Amendments. This Limited Guarantee and the Merger Agreement constitute the entire agreement with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties to this Limited Guarantee.

No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. No amendment or waiver of any provision of this Limited Guarantee and no decision or determination shall be made, or action taken, by the Company under or with respect to this Limited Guarantee without first obtaining the approval of the Special Committee. In addition to any approval of the Company Board, and without limiting the other requirements set forth herein, the prior approval of the Special Committee shall be required for the Company to take or refrain from taking any action in connection with this Limited Guarantee at the request or direction of Guarantor or any of his Affiliates.

13. Section Headings. The article and section headings of this Limited Guarantee are for convenience of reference only and do not constitute part of this Limited Guarantee and shall not be deemed to limit or otherwise affect any of the provisions hereof.
14. No Third Party Beneficiaries.  Except for the rights of Specified Persons provided hereunder, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee and the Merger Agreement, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

15. Counterparts. This Limited Guarantee may be executed in two or more consecutive counterparts (including by facsimile, of “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties to this Limited Guarantee and delivered (electronically or otherwise) to the other parties to this Limited Guarantee.

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EXHIBIT C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
THE SURVIVING CORPORATION

See attached.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARC DOCUMENT SOLUTIONS, INC.
A DELAWARE CORPORATION
First:        The name of this corporation is ARC Document Solutions, Inc. (the “Corporation”).
Second:    The registered office of the Corporation in the State of Delaware shall be 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808 and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
Third:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
Fourth:    The total number of shares of capital stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares, all of which shall be Common Stock, with a par value of $0.001 per share, and are to be of one class.
Fifth:        The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation (as may be amended from time to time, the “Bylaws”). The number of directors of the Corporation shall be determined, and may be increased or decreased from time to time, in the manner provided by the Bylaws.
Sixth:    Subject to any additional vote required by this Amended and Restated Certificate of Incorporation or the Bylaws, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal any or all of the Bylaws.
Seventh:    The Corporation reserves the right to amend and repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or hereafter amended are granted subject to the rights reserved in this Article.
Eighth:    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal, modification or elimination of this Article shall be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Ninth:
The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors, or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this Article shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
The Corporation may, to the extent authorized from time to time by the Board of Directors of the Corporation, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article to directors and officers of the Corporation.
The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
Any amendment, repeal, modification or elimination of this Article by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

* * *

EXHIBIT D

FORM OF ROLLOVER AGREEMENT

See attached.

ROLLOVER AGREEMENT
This ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of August 27, 2024 by and among TechPrint Holdings, LLC, a Delaware limited liability company (“Parent”), and certain stockholders of Arc Documents Solutions, Inc., a Delaware corporation (the “Company”), listed on Schedule A attached hereto (each, a “Rollover Stockholder” and collectively, the “Rollover Stockholders”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently herewith, Parent, TechPrint Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and a wholly-owned Subsidiary of Parent;
WHEREAS, each Rollover Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (a) such shares of common stock, par value $0.001 per share, of the Company (the “Company Shares”), (b) Company Options, and (c) Company RSAs, in each case, as set forth opposite such Rollover Stockholder’s name on Schedule A;
WHEREAS, pursuant to Section 4.3(a)(iii) and Section 4.3(b)(i) of the Merger Agreement, promptly after the Effective Time, such Company Options and Company RSAs shall be converted into a certain number of shares of Surviving Corporation Common Stock (as applicable, the “Converted Option Shares” and the “Converted RSA Shares”) issuable to the Rollover Stockholders;
WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Stockholders desire to contribute the Company Shares, the Converted Option Shares, and the Converted RSA Shares (collectively, the “Rollover Shares”) to Parent in exchange for common units of Parent (the “Parent Units”);
WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Stockholders are entering into this Agreement; and
WHEREAS, the Rollover Stockholders acknowledge that Parent, the Company, and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Stockholders set forth in this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Rollover Stockholders hereby agree as follows:
Contribution of Rollover Shares.
Subject to the conditions set forth herein, immediately prior to the Effective Time, and without further action by the Rollover Stockholders, all of each Rollover Stockholder’s right, title and interest in and to the Company Shares shall be contributed, assigned, transferred and delivered to Parent.
Subject to the conditions set forth herein, immediately after the issuance of the Converted Option Shares and the Converted RSA Shares to the Rollover Stockholders, which shall occur promptly after the Effective Time, and without further action by the Rollover Stockholders, all of each Rollover Stockholder’s right, title and interest in and to the Converted Option Shares and the Converted RSA Shares shall be contributed, assigned, transferred and delivered to Parent.
Issuance of Parent Units.  As consideration for the benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Rollover Shares to Parent, pursuant to Section 1, Parent shall issue Parent Units in the name of each Rollover Stockholder (or, if designated by such Rollover Stockholder in writing, in the name of an affiliate of such Rollover Stockholder) in the amount set forth in the books and records of Parent.  Each Rollover Stockholder hereby acknowledges and agrees that (a) delivery of such Parent Units shall constitute complete satisfaction of all obligations towards or sums due such Rollover Stockholder by Parent and Parent with respect to the applicable Rollover Shares, and (b) on receipt of such Parent Units, such Rollover Stockholder shall have no right to any Merger Consideration with respect to the Rollover Shares contributed to Parent by such Rollover Stockholder.
Closing.  Subject to (i) the satisfaction (or waiver) of all of the conditions applicable to Parent’s obligation to close the transactions contemplated by the Merger Agreement as set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (ii) the Debt Financing Commitment having been funded or the Lenders having confirmed that the Debt Financing Commitment will be funded at Closing upon delivery of a drawdown notice and notice from Parent that the Equity Financing Commitment will be funded at Closing, (iii) the substantially concurrent receipt by Parent of the Equity Investment Commitment, (iv) Parent being required to effect the Closing pursuant to Section 1.2 of the Merger Agreement and (v) the Company having irrevocably notified Parent in writing that the Company is ready, willing and able to consummate, and will consummate, the Closing in accordance with the terms of the Merger Agreement and, if the Debt Financing Commitment and Equity Investment Commitment are funded, the Company shall take such actions that are required of it by the Merger Agreement to consummate the Closing, as of such date, pursuant to the terms of the Merger Agreement, the closing of the contribution and exchange contemplated:
under Section 1(a) shall take place immediately prior to the Effective Time (the “Company Shares Closing”); and
under Section 1(b) shall take place immediately after the issuance of the Converted Option Shares and the Converted RSA Shares to the Rollover Stockholders, which shall occur promptly after the Effective Time (together with the Company Shares Closing, the “Contribution Closings”).
Deposit of Rollover Shares.  As promptly as practicable (but in no event more than ten Business Days) following the execution of this Agreement, the Rollover Stockholders and any agent of the Rollover Stockholders holding certificates evidencing any Rollover Shares (including, without limitation, any broker holding securities in “street name”) shall deliver or cause to be delivered to Parent as applicable, (a) all Certificates representing Rollover Shares being contributed to Parent, duly endorsed for transfer or with executed stock powers for disposition in accordance with the terms of this Agreement or (b) such documentation requested by the Company’s transfer agent in order to cause the transfer of the Rollover Shares to Parent as contemplated by this Agreement (all such documents required under (a) or (b), the “Share Documents”).
Irrevocable Election.
The execution of this Agreement by the Rollover Stockholders evidences, subject to Section 8 and the proviso in Section 20, the irrevocable election and agreement by the Rollover Stockholders to contribute their respective Rollover Shares in exchange for Parent Units at the Contribution Closings, as applicable, on the terms and conditions set forth herein.  In furtherance of the foregoing, each Rollover Stockholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 8, such Rollover Stockholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than the Voting Agreement) with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Stockholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Stockholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).  Any purported Transfer in violation of this paragraph shall be void.
Each Rollover Stockholder covenants and agrees, severally and not jointly, that such Rollover Stockholder shall promptly (and in any event within 48 hours) notify Parent of any new Shares, Company Options and/or Company RSAs with respect to which beneficial ownership is acquired by such Rollover Stockholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof.  Any such Shares, Company Options and/or Company RSAs shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.
Representations and Warranties of the Rollover Stockholders.  To induce Parent to accept the Rollover Shares and issue the Parent Units, each Rollover Stockholder makes the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closings, as applicable, and shall survive the execution and delivery of this Agreement:
Ownership of Shares.  Such Rollover Stockholder is the beneficial owner of, and has good and valid title to, the Rollover Shares (assuming all Company Options and Company RSAs are exercised and vested, as applicable, in full), free and clear of Liens other than as created by this Agreement, the Voting Agreement and the Equity Commitment Letter.  Such Rollover Stockholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the State of Delaware and the terms of this Agreement and the Voting Agreement.  As of the date hereof, other than the Rollover Shares, such Rollover Stockholder does not own, beneficially or of record, any direct or indirect securities of the Company.  The Rollover Shares are not subject to any voting trust agreement or other Contract to which such Rollover Stockholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement and the Voting Agreement.  Such Rollover Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.
Organization, Standing and Authority.  Each such Rollover Stockholder which is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Rollover Stockholder who is a natural Person has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Stockholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by such Rollover Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Stockholder, enforceable against such Rollover Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).  If such Rollover Stockholder is married, and any of the Rollover Shares of such Rollover

Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Stockholder’s spouse, enforceable against such Rollover Stockholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Stockholder for the execution, delivery and performance of this Agreement by such Rollover Stockholder or the consummation by such Rollover Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Stockholder nor the consummation by such Rollover Stockholder of the transactions contemplated hereby, nor compliance by such Rollover Stockholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Stockholder pursuant to any Contract to which such Rollover Stockholder is a party or by which such Rollover Stockholder or any property or asset of such Rollover Stockholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Stockholder or any of such Rollover Stockholder’s properties or assets.
Litigation.  There is no action, suit, investigation, complaint or other proceeding pending against any such Rollover Stockholder or, to the knowledge of such Rollover Stockholder, any other Person or, to the knowledge of such Rollover Stockholder, threatened against any Rollover Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Stockholder of its obligations under this Agreement.
Reliance.  Such Rollover Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon such Rollover Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Stockholder contained herein.
Receipt of Information.  Such Rollover Stockholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Units.  Such Rollover Stockholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Stockholder’s representations and warranties in this Agreement and the transactions contemplated hereby.
Representations and Warranties of Parent.  Parent represents and warrants to each Rollover Stockholder that:
Organization, Standing and Authority.  Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by Parent and the Rollover Stockholders (subject to the proviso in Section 20), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
Consents and Approvals; No Violations.  Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.
Issuance of Parent Units.  The Parent Shares will be duly authorized, validly issued, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Contribution Closings, as applicable, by all of the Rollover Stockholders) when issued.
Termination.  This Agreement, and the obligation of the Rollover Stockholders to contribute, transfer, assign and deliver the Rollover Shares, will terminate immediately upon the termination of the Merger Agreement in accordance with Section 8.1 thereof.  If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closings have already taken place, then Parent shall promptly return the Share Documents to the Rollover Stockholders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Rollover Stockholder to the position he, she, or it was in with respect to ownership of the Company’s Shares prior to the Contribution Closings.

Further Assurances.  Each Rollover Stockholder hereby covenants that, from time to time, such Rollover Stockholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Rollover Shares.
Amendments and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and otherwise as expressly set forth herein.
Waiver.  No failure or delay of any party or of the Company in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.   Any agreement on the part of a party or the Company to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or the Company.
Survival of Representations and Warranties.  All representations and warranties of the Rollover Stockholders or by or on behalf of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Rollover Stockholders, and the issuance of the Parent Units.
Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below or, with respect to the Rollover Stockholders, on Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to a Rollover Stockholder, in accordance with the contact information set forth next to such Rollover Stockholder’s name on Schedule A.
If to Parent:

ARC Document Solutions, Inc.
c/o TechPrint Holdings, LLC
12657 Alcosta Blvd., Suite 200
Sam Ramon, California 94583
Attention: Kumarakulasingam Suriyakumar
Email: suriyakumars@icloud.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard
Suite 2200
Los Angeles, California 90067
Attention: Terrence R. Allen
Email: tallen@loeb.com
Entire Agreement.  This Agreement (together with the Merger Agreement, the Voting Agreement, the Equity Commitment Letter and, with respect to Kumarakulasingam Suriyakumar, the Guarantee) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.  The parties hereby agree that the Company is an express third-party beneficiary hereof and shall, and the Special Committee acting on the Company’s behalf shall, have the right directly to enforce specifically the terms and provisions of this Agreement against Parent and the Rollover Stockholders.
Governing Law; Jurisdiction; Waiver of Jury Trial.
This Agreement and any claim, action or proceeding (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties to this Agreement (i) expressly submits to the personal jurisdiction and venue of the Chosen Courts, in the event any dispute between the parties to this Agreement (whether in contract, tort or otherwise) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (iii) agrees that it shall not bring any claim, action or proceeding against any other parties to this Agreement that many directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder in any court other than the Chosen Courts. Each party to this Agreement hereby irrevocably consents to the service of process of any of the Chosen Courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 13, such service to become effective ten (10) days after such mailing.
WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING THAT MAY DIRECTLY OR INDIRECTLY BE BASED UPON, RELATE TO OR ARISE OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREUNDER. EACH PARTY TO THIS AGREEMENT (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(b).
Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which such party is entitled at Law or in equity.  Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law that a party seeking equitable relief hereunder post security as a prerequisite to obtaining such equitable relief.
Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Stockholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.
Headings.  The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[Signature page follows]